Exhibit 2.1

Execution version

DATED 6 OCTOBER 2021

(1) SLINGER BAG INC.

(2) PLAYSIGHT INTERACTIVE LTD.

(3) THE SHAREHOLDERS’ REPRESENTATIVE

AGREEMENT FOR THE MERGER

BETWEEN A WHOLLY OWNED

SUBSIDIARY OF SLINGER BAG INC.

AND PLAYSIGHT INTERACTIVE LTD

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TABLE OF CONTENTS

(continued)

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THIS AGREEMENT is made on 6 October 2021

BETWEEN:

(1)	SLINGER BAG INC., a Nevada Corporation whose principal address is 2709 N. Rolling Road, Suite 138, Windsor Mill, MD 21244, United States of America (the Buyer);

(2)	PLAYSIGHT INTERACTIVE LTD., a private company duly organised and validly existing under the laws of the State of Israel, with Company registration no.51-441280-8 whose principal address is 6A Hanagar Street, Hod Hasharon, Israel (the Company); and

(3)	ROHIT KRISHNAN, of 53-54 Grosvenor Street, London, W1K 3HU, United Kingdom (the Shareholders’ Representative).

WHEREAS:

(A)	The Company is engaged in the Business.

(B)	Upon the terms and subject to the conditions of this Agreement and in accordance with Sections 314-327 of the ICL (as defined below), the Buyer, the Merger Sub and the Company intend to effect the merger of Merger Sub with and into the Company, pursuant to which the Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of the Buyer.

(C)	The respective board of directors of the Buyer and the Company have approved this Agreement and the transactions contemplated hereby, including the Merger.

(D)	The board of directors of the Merger Sub will have determined, prior to Completion that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Merger Sub to its creditors.

(E)	The board of directors of the Company has unanimously (i) determined that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company to its creditors; (ii) determined that the Merger is fair to, and in the best interests of, the Company and all of its shareholders, (iii) adopted, approved, and declared the advisability of, the Merger, this Agreement and all transactions contemplated thereunder, and (iv) directed that this Agreement be submitted to the Company’s shareholders for approval and recommended that the Company’s shareholders vote in favour of the adoption of this Agreement and approval of the Merger.

(F)	Simultaneously with the entry into of this Agreement by the parties, and as a condition and material inducement to the Buyer to enter into this Agreement and to the Merger Sub to enter into this Agreement through the Deed of Adherence (as defined below), the shareholders of the Company identified in Schedule 9 are executing and delivering (whether personally or through their proxy holders) on the date hereof the Irrevocable Undertakings (as defined below).

(G)	On 21 July 2021, Slinger Bag Americas Inc. (as lender) and the Company (as borrower) entered into the Bridge Loan Agreement.

(H)	Immediately prior to, and conditional on, Completion, all Company Options and (subject to the terms of this Agreement) the Company Convertible Notes electing to convert at Completion will be converted into Ordinary Shares or cancelled and shall be treated as further detailed below.

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(I)	Following the Merger, the Company will be the Surviving Company, wholly owned by the Buyer.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

102 Trustee	means the trustee appointed by the Company from time to time in accordance with the provisions of the Israeli Tax Ordinance, and approved by the ITA, with respect to the Company 102 Options and the Company 102 Shares;

2022 ARR	the ARR for the financial year ending on 31 December 2022, calculated as follows:

(a) the ARR as at 31 December 2021; plus

(b) the ARR gained from new customers of the PlaySight Business during the financial year ending on 31 December 2022; plus

(c) any increase in ARR attributable to upgrading customers of the PlaySight Business during the financial year ending on 31 December 2022, minus

(d) any decrease in ARR attributable to downgrading customers of the PlaySight Business during the financial year ending on 31 December 2022.

280G Approval	as defined in clause 13.3;

Accounts	audited consolidated balance sheet of the Company for the twelve-month period ended on the Accounts Date together with the related consolidated statements of income, shareholders’ equity and changes in cash flows for each of the twelve-month period then ended, and the notes and supplementary information thereto, accompanied by the report thereon of the Company’s independent public accountant;

Accounts Date	31 December 2020;

Accounting Firm	a third-party independent accounting firm reasonably acceptable to the Buyer to be instructed by the Buyer and the Company in order to advise on and assist with the preparation of the financial information required to be included in the Buyer Information Statement;

Accredited Investor	has the meaning set out in Regulation D under the Securities Act;

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Agent	as defined in clause 30;

Announcement	the public announcement in the agreed form relating to the signing of this Agreement;

Anti-Corruption Laws	as defined in paragraph 18 of Schedule 5;

Applicable Laws	all foreign, federal, state, local, municipal or other statutes, laws, codes, ordinances, regulations, rules and other provisions having the force or effect of law, and all judicial and administrative orders, writs, injunctions, awards, judgments, decrees and determinations, applicable to a specified person or to such person’s assets, properties or business;

ARR	the annual recurring revenue, determined on a gross basis, expressed in U.S. Dollars, that is attributable to the customer base of the PlaySight Business;

Bridge Loan Agreement	that Convertible Loan Agreement, dated July 21, 2021, between Slinger Bag Americas Inc. (as lender) and the Company (as borrower), pursuant to which the lender thereunder has agreed to loan to the Company funds in an aggregate amount of US$2,000,000.00;

Bridge Loan Deduction Share Number	such number of shares of Buyer Common Stock equal to (i) all amounts owing by the Company under the Bridge Loan Agreement at the time of Completion divided by (ii) US$2.625;

Business	the business of the Company carried out as at the date of this Agreement, including the collection, delivery, and distribution of high-quality video and data through connected camera platforms;

Business Day	a day (which is not a Friday, Saturday or Sunday) on which banks generally are open in London (the United Kingdom), Tel Aviv (Israel) and New York (the United States) for the transaction of normal banking business;

Business Warranties	the warranties contained in Schedule 5;

Business Warranty Claim	any Claim made by the Buyer pursuant to the Business Warranties;

Buyer Common Stock	shares of common stock with a par value of $0.001 each of the Buyer;

Buyer Information Statement	the information statement, including any amendments or supplements thereto, on Schedule 14C prepared pursuant to Section 14(c) of the Exchange Act informing the shareholders of record of the Buyer as at the applicable record date set out in such statement that the board of directors of the Buyer and shareholders representing at least 51% of the Buyer’s common stock executed a joint written consent approving the principal terms of this Agreement and the Merger;

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Buyer Material Adverse Change	any event or circumstance or any combination of them (occurring on or after the date of this Agreement) which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities, solvency or financial condition, results or prospects of the business of the Buyer’s Group or the Buyer’s Group (taken as a whole) provided, however, that none of the following shall, in itself, be deemed to constitute or be taken into account in determining whether that has been or will or could be, a Buyer Material Adverse Change: (i) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Buyer’s Group; (ii) any changes resulting from or arising out of general market, economic or political conditions in the industries in which the Buyer’s Group conducts its business, provided that such changes do not have a substantially disproportionate impact on the Buyer’s Group; (iii) any conditions or changes in general political or regulatory conditions, including acts of war, armed hostilities, sabotage or terrorism (including any escalation or general worsening of any such acts of any of the foregoing) or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing, in each case, whether occurring within or outside of the United States of America, provided that such conditions or changes do not have a substantially disproportionate impact on the Buyer’s Group; (iv) any action taken or failure to take any action, in each case, by the Company or which the Company has consented to, approved or requested, or the compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; (v) the change of shareholding of the Buyer resulting from the Merger; (vi) the existence, announcement, pendency or completion of the transactions contemplated hereby (including due to the identity of the Company); (vii) any delay, postponement or cancellation of the proposed uplift of the Buyer Common Stock to Nasdaq; and/or (viii) any fluctuation in the share price of the Buyer Common Stock (other than where such fluctuation has been caused by an event or circumstance or any combination of them occurring on or after the date of this Agreement which but for this sub-paragraph (viii) would constitute a Buyer Material Adverse Change);

Buyer’s Group	the Buyer and its subsidiaries from time to time (including, with effect from Completion, the Company);

Buyer SEC Documents	as defined in clause Error! Reference source not found.;

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Buyer Shareholder Approval	the approval of the principal terms of this Agreement and the Merger by the holders of a majority of the outstanding shares of Buyer Common Stock;

Buyer Warranties	the warranties contained in clause 9 and Buyer Warranty means any of them;

Buyer’s Israeli Counsel	Naschitz, Brandes, Amir & Co., 5 Tuval Street, Tel Aviv 6789717, Israel;

Captive Finance Agreement	that certain Agreement, dated May 1, 2019, between the Company and GWS PlaySight, LLC;

CARES Act	Coronavirus Aid, Relief, and Economic Security Act;

Certificate of Merger	as defined in clause 2.2;

Claim	any claim made by a party to this Agreement arising out of, or in connection with, the Warranties other than the Tax Warranties;

Code	as defined in clause 4.11;

Companies Registrar	as defined in clause 2.2;

Company 102 Options	means any Company Options granted under Section 102 of the Israeli Tax Ordinance;

Company 102 Shares	means any Company Shares issued upon exercise of Company 102 Options;

Company Certificates	as defined in clause 4.2;

Company Convertible Notes	the following issued by the Company: (i) Convertible Bridge Financing Note dated February 13, 2018 and April 15, 2018 and July 31, 2018; (ii) Convertible Bridge Financing Note dated September 23, 2019; (iii) Convertible Loan Agreement dated March 3, 2021; and (iv) Convertible Loan Agreement dated July 21, 2021;

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Company Material Adverse Change	any event or circumstance or any combination of them (occurring on or after the date of this Agreement) which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities or financial condition, results or prospects of the Business or the Group (taken as a whole) provided, however, that none of the following shall, in itself, be deemed to constitute or be taken into account in determining whether that has been or will or could be, a Company Material Adverse Change: (i) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Group; (ii) any changes resulting from or arising out of general market, economic or political conditions in the industries in which the Group conducts its business, provided that such changes do not have a substantially disproportionate impact on the Group; (iii) any conditions or changes in general political or regulatory conditions, including acts of war, armed hostilities, sabotage or terrorism (including any escalation or general worsening of any such acts of any of the foregoing) or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing, in each case, whether occurring within or outside of the State of Israel, provided that such conditions or changes do not have a substantially disproportionate impact on the Group; (iv) any action taken or failure to take any action, in each case, by the Buyer or which the Buyer has consented to, approved or requested, or the compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; (v) the change of control of the Company resulting from the Merger; (vi) the existence, announcement, pendency or completion of the transactions contemplated hereby (including due to the identity of the Buyer); and/or (ix) the Company being or becoming insolvent (other than where the Company being or becoming insolvent has been caused by an event or circumstance or any combination of them occurring on or after the date of this Agreement which but for this sub- paragraph (ix) would constitute a Company Material Adverse Change);

Company Merger Proposal	as defined in clause 5.6.3;

Company Options	the options granted pursuant to the Company Option Plan;

Company Option Plan	PlaySight Interactive Ltd. Employee Stock Ownership Plan, as was filled with the Israeli Tax Authority on November 12, 2012;

Company Shareholder Approval

the approval of the Merger and the other transactions contemplated by this Agreement pursuant to the ICL and the Company’s Articles of Association by the holders of (i) at least 51% of the Company’s Preferred B Shares, (ii) at least 51% of the Company’s A Preferred Shares, B Preferred Shares and C Preferred Shares (collectively), (iii) at least 75% of the Company’s Preferred C Shares and (iii) at least 66% of the Company’s Ordinary Shares (on an as-converted basis), which comprise the shareholder vote necessary pursuant to the ICL and the Company’s Articles of Association;

Company Shareholders’ Meeting	as defined in clause 5.6.1;

Company Shares	means, collectively, the Ordinary Shares and the Preferred Shares;

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Company Transaction Costs	(i) the professional advisers’ costs, charges and expenses incurred by the Group in connection with the sale and purchase of the Company Shares (ii) such outstanding loans payable by the Company as at Completion (excluding the Company Convertible Notes) which the Company and Buyer agree in writing prior to Completion will be repaid by the Buyer on behalf of the Company and (iii) the Excluded Company Convertible Notes;

Completion	completion of the Merger pursuant to this Agreement and all of the transactions ancillary to the Merger;

Completion Date	the date on which Completion takes place;

Completion Merger Consideration	28,333,333 shares of Buyer Common Stock (subject to clause 3.2) as detailed in clause 4.1 minus such number of shares of Buyer Common Stock equal to the Cost Deduction Share Number and the Bridge Loan Deduction Share Number;

Conditions	the conditions precedent to Completion set out in clause 5.1;

Confidential Information	all information (whether oral or recorded in any medium) relating to the Company’s or Buyer’s business, financial or other affairs (including future plans and targets of the Company or Buyer) which is treated as confidential by the Company or Buyer, or is by its nature confidential or which is not in the public domain including the existence of this Agreement and the other Transaction Documents;

Constitutional Documents	with respect to an entity, its memorandum and articles of association, bylaws or equivalent constitutional documents;

Continuing Obligations	the obligations pursuant to clauses 13, 17 and 22 to 30 (inclusive);

Cost Deduction Share Number	such number of shares of Buyer Common Stock equal to (i) 100% of the Company Transaction Costs as notified in writing by the Company to the Buyer prior to Completion whether actually paid by Buyer on or prior to the Completion or which have accrued at Completion and 50% of the Financial Information Costs actually paid by Buyer on or prior to Completion or which have accrued at Completion divided by (ii) US$3.50;

COVID-19 Assistance Program	any financial assistance program implemented by any Governmental Authority related to the COVID-19 Pandemic;

COVID-19 Pandemic	means the public health event, pandemic and outbreak of the novel coronavirus, SARS-CoV-2, and the disease caused by it, COVID-19, including any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks;

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Data Protection Authority	any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws;

Data Protection Laws	all laws relating to data protection and privacy applicable to the Company from time to time;

Deed of Adherence	the deed of adherence in the form contained in Schedule 10;

Disclosed	fairly and accurately disclosed in such a manner and in such detail to identify the nature and scope of the matters disclosed and so as to enable the Buyer to make a reasonably informed and accurate assessment of the matter concerned;

Disclosure Letter	the First Disclosure Letter and the Second Disclosure Letter (if any) and each a Disclosure Letter;

Earn Out Certification Letters	as defined in clause 11.9;

Earn Out Consideration	as defined in clause 11.1

Earn Out Determination Date	the date on which the 2022 ARR, the Earn Out Consideration and/or the Earn Out Shares are agreed between the Buyer and the Shareholders’ Representative or determined by the Independent Expert pursuant to clause 11;

Earn Out Shares	such number of shares of Buyer Common Stock equal to (x) the Earn Out Consideration agreed or determined pursuant to clause 11 divided by $3.50, provided that in no event shall such number of such shares exceed 19.99% of the outstanding Buyer Common Stock at the time of issuance of the Earn Out Shares (the Earn Out Share Limit);

Earn Out Statement	as defined in clause 11.3;

Effective Time	as defined in clause 2.2;

Employee	as defined in paragraph 21 of Schedule 5;

Encumbrance	any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set-off or other third party right or interest (legal or equitable) including any right of pre- emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect and including any agreement, arrangement or other obligation to create any of the foregoing;

Environmental Laws	all Applicable Laws and controls and advice made or issued by a national or local government or by any other regulatory body and having the force of law relating to the protection of the environment and human health and safety (other than worker health and safety, except as applicable to exposure to hazardous or toxic substances), including the prevention of pollution of any land, water or air or nuisance due to the release, escape or other emission of any substance;

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Event	any event, circumstance, effect, occurrence or state of affairs or any combination of them (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards);

Exchange Act	the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

Exchange Agent	such bank, trust company or other institution determined by the Buyer and approved by the Company (such approval not to be unreasonably withheld or delayed);

Excluded Company Convertible Notes	those Company Convertible Notes which the Company notifies the Buyer no later than 10 Business Days prior to Completion will not be converted into shares of Common Buyer Stock and will instead be included in the Company Transaction Costs payable under clause 4.15, provided that the maximum aggregate amount which may be included in the Company Transaction Costs in relation to such Company Convertible Notes (including accrued interest payable under such Company Convertible Notes) shall be $5 million;

Financial Information Costs	the aggregate costs, charges and expenses of the Accounting Firm incurred by the Buyer and/or the Company relating to the financial information required to be included in the Buyer Information Statement (whether relating to the Buyer’s Group or the Group) including the information set out in clause 6.2;

First Disclosure Letter	the letter dated the same date as this Agreement from the Company to the Buyer, relating to the Business Warranties;

Fundamental Claim	means any claim by the Buyer for breach of any of the Fundamental Warranties;

Fundamental Warranties	the Warranties set out in clause 8.1;

Governmental Authority	any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority;

GAAP	Generally Accepted Accounting Principles in the United States;

Group	the Company and the Subsidiaries;

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Group Companies	the Company and the Subsidiaries, and each a Group Company;

Holder Costs	as defined in clause 27.3;

Holders	the Shareholders, the holders of Company Options and the holders of Company Convertible Notes as at immediately prior to Completion all of whom are detailed in Schedule 2;

ICL	the Israeli Companies Law, 5759-1999;

Independent Expert	any “Big Four” accounting firm (other than the Buyer’s auditor) agreed between the Buyer and the Shareholders’ Representative within two (2) Business Days of notice calling for such agreement from one to the other and which such firm accepts such appointment;

Insolvency Act	the Insolvency Act 1986;

Intellectual Property Rights	means all intellectual or industrial property rights (whether statutory, common law, or otherwise), including all such rights in: (a) all patents, utility models, and patent and utility model applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, substitutions, provisionals, renewals, extensions, and re- examinations thereof; (b) all trademarks, service marks, logos, trade names, brand names, corporate names, rights in trade dress, trade styles, and other identifiers indicating the business or source of goods or services, and other indicia of commercial source or origin (whether registered, arising under common law or statutory law, or otherwise), and all registrations and applications to register, and renewals and extensions of, any of the foregoing, and all goodwill associated with any of the foregoing; (c) all trade secrets, confidential information and other non-public or proprietary information (whether or not patentable), including ideas, formulas, technology, algorithms, compositions, inventor’s notes, discoveries and improvements, know-how, processes, techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (collectively, Trade Secrets); (d) all copyrights and copyrightable works, and all database rights, whether or not registered or published, including all data compilations, “moral” rights, and mask works, and all registrations and applications to register, and renewals, extensions and reversions of, any of the foregoing, and corresponding rights in works of authorship; (e) all design rights (including industrial designs), and all registrations and applications to register, and renewals and extensions of, any of the foregoing; (f) all Internet domain names, electronic Internet addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing, and all social media accounts; (g) all other intellectual and industrial property rights arising from Software and technology; and (h) any and all similar, corresponding or equivalent intellectual, industrial or proprietary rights anywhere in the world;

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Irrevocable Undertakings	irrevocable voting proxy and undertakings, substantially in the agreed form, to be executed by the Shareholders providing for the voting by the Shareholders of all their Ordinary Shares and Preferred Shares, as applicable, in favour of the approval and adoption of this Agreement and the Merger and the terms thereof and the other transactions contemplated by this Agreement;

Israeli Business Day	shall have the meaning set forth in the Israeli Merger Regulations 5760-2000 promulgated under the ICL;

Israel Securities Law	the Israeli Securities Law, 5728-1968;

Israeli Tax Ordinance	the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder;

IT Systems

all computer systems, information technology (IT) networks, hardware, Software, databases, websites, and IT equipment used to process, store, maintain and operate data, information and functions used in connection with the business of the Company;

ITA	the Israel Tax Authorities;

Key Executives	Chen Sachar and Evgeni Khazanov;

Letters of Transmittal	as defined in clause 4.3 (a form of which is attached hereto as Appendix 1);

Licensed-In IPR	as defined in paragraph 12.3 of Schedule 5;

Licence-In	as defined in paragraph 12.3 of Schedule 5;

Long Stop Date	28 February 2022 or such other date as may be agreed in writing between the parties;

Losses	all losses, liabilities, fines, penalties, costs (calculated on a full indemnity basis and including reasonable legal costs, experts’ fees and consultants’ fees), charges, damages, expenses, actions, proceedings, claims and demands, and all interest, but excluding any and all punitive, indirect and consequential losses;

Management Accounts	the unaudited management accounts of the Group in respect of each complete monthly period commencing on 1 January 2021 and ending on 31 July 2021;

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Material Adverse Change

any event or circumstance or any combination of them (occurring on or after the date of this Agreement) which is, or is reasonably likely to be, in the opinion of the Buyer, materially adverse to the business, operations, assets, liabilities or financial condition, results or prospects of the Business or the Group (taken as a whole) provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether that has been or will or could be, a Material Adverse Change: (i) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Group; (ii) any changes resulting from or arising out of general market, economic or political conditions in the industries in which the Company conducts its business, provided that such changes do not have a substantially disproportionate impact on the Group; (iii) any conditions or changes in general political or regulatory conditions, including acts of war, armed hostilities, sabotage or terrorism (including any escalation or general worsening of any such acts of any of the foregoing) or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing, in each case, whether occurring within or outside of the State of Israel, provided that such conditions or changes do not have a substantially disproportionate impact on the Group; (iv) any action taken or failure to take any action, in each case, by the Buyer or which the Buyer has consented to, approved or requested, or the compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; (v) the change of control of the Company resulting from the Merger; or (vi) the existence, announcement, pendency or completion of the transactions contemplated hereby (including due to the identity of the Buyer);

Merger	as defined in clause 2.1;

Merger Consideration	the consideration for the Merger which the Holders shall be entitled to receive as defined in clause 3.1;

Merger Sub

a new private company to be incorporated under the laws of the State of Israel as a wholly owned subsidiary of the Buyer which will become party to this Agreement pursuant to clause 2.4 and the Deed of Adherence;

Nasdaq	the Nasdaq Global Select Market;

New Matters	any fact, matter or circumstance first occurring after the date of this Agreement which would, but for the disclosure in the Second Disclosure Letter, constitute a breach of the Business Warranties to be given at Completion;

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Notice	as defined in clause 28.1;

Open Source Software

means any Software that contains, or is derived in whole or in part from, any Software that is generally available in source code form and that is distributed under a license which, by its terms, (a) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (b) does not prohibit licensees of such Software from making modifications thereof, and (c) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof);

Ordinary Shares	the ordinary shares, par value NIS 0.01 per share, each in the capital of the Company immediately prior to Completion;

Owned IPR	Intellectual Property Rights owned or purported to be owned by the Company;

Payor	as defined in clause 4.11;

PCAOB	The Public Company Accounting Oversight Board established by the US Congress in 2002;

Personal Data	has the meanings, applicable as the context requires, given in Article 4(1) General Data Protection Regulation (EU) 2016/679 or such other Data Protection Law applicable to the Company;

PlaySight Business	the Business (i) as operated by the Company prior to the Completion and (ii) as operated by the Buyer Group commencing on the Completion;

PPP Loan	as defined in paragraph 25 of Schedule 5;

PPP Loan Amount	as defined in paragraph 25 of Schedule 5;

PPP Lender	Bank Leumi USA;

Preferred Shares	collectively, the Seed Preferred Shares, par value NIS 0.01 per share, the Preferred A Shares, par value NIS 0.01 per share, the Preferred B1 Shares, par value NIS 0.01 per share, the Preferred B2 Shares, par value NIS 0.01 per share, the Preferred C1 Shares, par value NIS 0.01 per share, and the Preferred C2 Shares, par value NIS 0.01 per share, each in the capital of the Company immediately prior to Completion;

Properties	the real properties currently occupied by any Group Company and Property means any one of them;

QIB	“qualified institutional buyer”, as such term is defined in the Rule 144A under the Securities Act;

Registered IPR	as defined in paragraph 12.2 of Schedule 5;

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Relevant Agreements	as defined in clause 5.1.8;

Relevant Individual	Rohit Krishnan or George Mackin or any other individual determined by the Shareholders’ Representative (other than an individual whom the CEO of the Buyer reasonably believes is not suitable to be a director or observer (as applicable) on the board of the Buyer);

Relevant Matter	as defined in clause 27.4;

Relevant Percentage	such percentage which is calculated by dividing (A) the 2022 ARR by (B) the Target ARR and multiplying such amount by 100, provided that the Relevant Percentage shall never be deemed to be more than 100;

Sanctions	any U.S. sanctions administered by U.S. Treasury Department’s Office of Foreign Assets Control or any equivalent sanctions or measures imposed by the United Nations and/or the European Union and/or Her Majesty’s Treasury or any other or similar sanctions or measures imposed by a Governmental Authority which is applicable to the Company, including any laws or regulations which would prohibit business activity, including prohibitions on commencing or continuing customer relationships or providing products or services or facilitating transactions that are likely to violate applicable sanctions laws;

SBA	U.S. Small Business Administration;

SEC	The U.S. Securities and Exchange Commission;

Second Disclosure Letter	means the letter (if any) from the Company to the Buyer dated no later than five (5) Business Days prior to the Completion Date containing disclosures against the Business Warranties in respect of New Matters;

Securities Act	the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

Senior Employee	any employee of the Group whose total remuneration in the 12 months preceding the date of this Agreement exceeded $75,000 or the local currency equivalent;

Shareholders	the holders of Ordinary Shares and Preferred Shares, representing all the share capital of the Company;

Shareholders’ Representative	Rohit Krishnan or such replacement Shareholders’ Representative as may be appointed in accordance with the provisions of clause 27;

Software	all computer programs, firmware, software and computer code (whether in source code, object code or any other form) and software and computer algorithms;

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Subsidiary	PlaySight Interactive USA Inc. details of which are set out in Schedule 1;

Surviving Company	the surviving company after the Merger, being the Company;

Target ARR	an ARR of US$8,000,000.00;

Target Earn Out Value	US$18,000,000.00;

Taxation or Tax	as defined in the Tax Covenant;

Tax Authority	as defined in the Tax Covenant;

Tax Claim	any claim by the Buyer pursuant to the Tax Covenant or for breach of the Tax Warranties;

Tax Covenant	the tax covenant contained in Schedule 7;

Tax Ruling	as defined in clause 5.7;

Tax Warranties	the warranties contained in paragraph 24 of Schedule 5;

Transaction Documents	this Agreement, the Disclosure Letters, the Voting Agreement, all documents in agreed form and any other documents to be entered into pursuant to this Agreement and/or any such documents;

United States	the United States of America, its territories and possessions;

U.S. person	has the meaning set out in Regulation S under the Securities Act;

Valid Certificate	a valid certificate, ruling or other instructions issued by the ITA (including the Tax Rulings): (A) exempting the Exchange Agent from the duty to withhold Israeli Taxes with respect to a relevant person, (B) determining the applicable rate of Israeli Tax to be withheld from the Merger Consideration due to such person, or (C) providing any other instructions regarding the payment or withholding with respect to the applicable Merger Consideration due to such person;

Voting Agreement	an agreement, on a form to be mutually agreed by the Buyer, and the Company, to be entered into by the Buyer, the Shareholders’ Representative and Yonah Kalfa, the owner of more than 51% of the issued and outstanding shares of capital stock of the Buyer, pursuant to which Yonah Kalfa will agree to vote his shares of capital stock of Buyer such that (i) one (1) Relevant Individual appointed by the Shareholders’ Representative will serve as a member of the Buyer’s Board of Directors for a period ending on the third annual meeting of shareholders of the Buyer following Completion date falling three (3) years following Completion and (ii) one (1) Relevant Individual appointed by the Shareholders’ Representative will be entitled to be an observer at every meeting of the Buyer’s Board of Directors (provided that such observer will be entitled to speak at such meeting but will not be entitled to vote) for a period ending on the later of (x) the date falling on the third annual meeting of shareholders of the Buyer following Completion following Completion and (y) the date on which the Holders collectively cease to hold more than ten percent (10%) of the outstanding Buyer Common Stock from time to time;

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Waived 280G Benefits	as defined in clause 13.1;

Warranties	the Fundamental Warranties and the Business Warranties and Warranty means any of them; and

Withholding Drop Date	as defined in clause 4.12.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to a party mean a party to this Agreement and shall include its permitted assignees (if any) and/or the successors in title to that part of its undertaking which includes this Agreement;

(b)	references to a person shall include any natural person, individual, company, unincorporated association, firm, partnership, trust, government, state or agency of a state, and any undertaking (in each case, whether or not having separate legal personality and irrespective of the jurisdiction in or under the laws of which it was incorporated or exists) and that person’s legal representatives, successors or permitted assignees;

(c)	references to a company shall include any company, corporation or any body corporate (in each case, irrespective of the jurisdiction in or under the laws of which it was incorporated or exists);

(d)	references to one gender shall include all genders and references to the singular shall include the plural and vice versa;

(e)	a person shall be deemed to be connected with another if that person is connected with such other within the meaning of section 1122 of the Corporation Taxes Act 2010;

(f)	the words subsidiary, holding company, subsidiary undertaking, parent undertaking, undertaking and group shall have the same meaning in this Agreement as in the Companies Act 2006;

(g)	a reference to a statute, statutory provision or subordinate legislation (legislation) refers to such legislation as amended and in force from time to time and to any legislation that (either with or without modification) re-enacts, consolidates or enacts in rewritten form any such legislation; provided that as between the parties no such amendment, re-enactment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or would otherwise adversely affect the rights of, any party;

(h)	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

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(i)	references to any time of day or date shall be construed as references to the time or date prevailing in Tel Aviv;

(j)	references to US dollars or US$ or $ are references to the United States dollar, being the lawful currency of the United States of America, its territories and possessions, references to New Israeli Shekels or NIS are references to the New Israeli Shekels, being the lawful currency of the State of Israel;

(k)	references to this Agreement shall include the Schedules and the Schedules form part of the operative provisions of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement;

(l)	references to clauses, Schedules, paragraphs or Parts are (unless otherwise stated) to clauses of and schedules to this Agreement and to paragraphs and parts of the Schedules;

(m)	the index to and the headings in this Agreement are for convenience only and shall not affect its meaning;

(n)	references to documents in the agreed form are documents in the form agreed by the parties and initialled by or on behalf of them for identification;

(o)	references to writing or written includes all data in written form whether hand- written, printed or facsimile but shall exclude email save where such reference is used in the text of any Warranty;

(p)	references to a document are to that document as varied or novated (in each case, other than in breach of the provisions of this Agreement) at any time;

(q)	any phrase prefaced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words introduced by those terms; and

(r)	extent in the phrase to the extent that means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.

2.	MERGER

2.1	At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the ICL:

(a)	the Merger Sub shall be merged with and into the Company in accordance with Section 323 of the ICL (the Merger);

(b)	the separate corporate existence of the Merger Sub shall cease;

(c)	the Company shall continue as the surviving company and as a wholly owned subsidiary of the Buyer; and

(d)	the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger in accordance with the ICL.

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2.2	Subject to the provisions of this Agreement, the parties shall procure that the Merger shall be completed by delivering to the Registrar of Companies of the State of Israel (the Companies Registrar) a notice informing the Companies Registrar of the expected Completion and the proposed Completion Date, and requesting that the Companies Registrar issue a certificate evidencing the completion of the Merger in accordance with Section 323(5) of ICL (the Certificate of Merger) after notice that the Completion has occurred (the time of such issuance by the Companies Registrar, after the Completion, of the Certificate of Merger, being the Effective Time). At the Effective Time, the effect of the Merger shall be as provided in this Agreement and Applicable Laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Company, and all debts, liabilities and obligations of the Company and the Merger Sub shall become the debts, liabilities and obligations of the Surviving Company. Unless otherwise determined by the Buyer prior to the Effective Time, at the Effective Time, (i) the parties shall take all actions necessary so that the Constitutional Documents of the Merger Sub as in effect immediately prior to the Effective Time shall become the Constitutional Documents of the Surviving Company, until duly amended as provided therein or by Applicable Law; and (ii) the directors of the Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Company from and after the Effective Time, each to hold the office of a director of the Surviving Company in accordance with the provisions of Applicable Laws and the Constitutional Documents of the Surviving Company until their successors are duly elected and qualified.

2.3	At and as of the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Merger Sub, the Company or the Holders, each ordinary share of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued and fully paid ordinary share of the Surviving Company, such that immediately following the Effective Time, the Buyer shall become the sole legal and beneficial owner of all of the issued and outstanding share capital of the Surviving Company. Each share certificate of the Merger Sub shall thereupon evidence ownership of such shares of the Company as the Surviving Company.

2.4	The Buyer shall prior to Completion by notice in writing to the Company and the Shareholders’ Representative nominate a newly formed wholly owned subsidiary of the Buyer to become party to this Agreement as the Merger Sub (the Relevant Subsidiary). As soon as reasonably practicable following such nomination (and prior to Completion) the Relevant Subsidiary and the parties shall enter into the Deed of Adherence.

3.	MERGER CONSIDERATION

3.1	The consideration for the Merger (the Merger Consideration) consists of:

(a)	the Completion Merger Consideration;

(b)	the payment of the Company Transaction Costs; and

(c)	the issue to the Holders of the Earn Out Shares.

3.2	The Merger Consideration shall be appropriately and equitably adjusted to reflect fully the effect of any stock split, reverse stock split, reclassification, recapitalisation, consolidation, exchange or like change with respect to Buyer Common Stock or the share capital of the Company or any extraordinary dividend or distribution with respect to Buyer Common Stock.

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3.3	Notwithstanding any other provision of this Agreement, no certificates for fractional shares of Buyer Common Stock shall be issued in the Merger. The entitlement of each Holder who otherwise would have been entitled to a fraction of a share of Buyer Common Stock in respect of the Merger Consideration shall be rounded up to nearest whole number of shares of Buyer Common Stock.

4.	COMPLETION MERGER CONSIDERATION

4.1	At the Effective Time, by virtue of the Merger and without any action on the part of any Holder:

(a)	each Shareholder shall be entitled to receive in respect of such Shareholder’s Shares such number of shares of Buyer Common Stock set out opposite such Shareholder’s name in column three of the table in Schedule 2, as such Schedule 2 will be updated by the Company (on the basis that the shares of Buyer Common Stock will be issued to Holders pro rata to their holding of shares in the fully diluted share capital of the Company) and provided by the Company to Buyer no later than 10 Business Days prior to the Completion, and accordingly each Ordinary Share and Preferred Share in issue immediately prior to the Effective Time shall be converted into such shares of Buyer Common Stock rounded up to the nearest whole share of Buyer Common Stock;

(b)	each Holder shall be entitled to receive in respect of the Company Options held by such Holder such number of shares of Buyer Common Stock set out opposite such Shareholder’s name in column three of the table in Schedule 2, as such Schedule 2 will be updated by the Company (on the basis that the shares of Buyer Common Stock will be issued to Holders pro rata to their holding of shares in the fully diluted share capital of the Company) and provided by the Company to Buyer no later than 10 Business Days prior to the Completion, and accordingly each Company Option which is outstanding and unexercised immediately prior to the Effective Time whether vested or unvested shall be converted into such shares of Buyer Common Stock and no Company Option shall remain outstanding following Completion; and

(c)	each Holder shall be entitled to receive in respect of the Company Convertible Notes held by such Holder such number of shares of Buyer Common Stock set out opposite such Shareholder’s name in column three of the table in Schedule 2, as such Schedule 2 will be updated by the Company (on the basis that the shares of Buyer Common Stock will be issued to Holders pro rata to their holding of shares in the fully diluted share capital of the Company) and provided by the Company to Buyer no later than 10 Business Days prior to the Completion, and accordingly each Company Convertible Note which is outstanding immediately prior to the Effective Time shall be converted into such shares of Buyer Common Stock other than the Excluded Company Convertible Notes, and no Company Convertible Note shall remain outstanding following Completion, such shares of Buyer Common Stock being the Completion Merger Consideration, provided that in no event shall the Buyer have an obligation to issue shares of Buyer Common Stock in respect of the Completion Merger Consideration to the extent that such issue would require a registration statement or would otherwise breach federal or state US securities laws or securities laws of any other jurisdiction.

4.2	The Buyer shall appoint the Exchange Agent, for the purpose of exchanging certificates or other documentation that immediately prior to the Effective Time evidenced Ordinary Shares, Preferred Shares, Company Options and Company Convertible Notes (the Company Certificates) for the Completion Merger Consideration. At or prior to the Effective Time the Effective Time, the Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Holders of Company Certificates, for exchange in accordance with this clause 4, uncertificated evidence in book-entry form representing the shares of Buyer Common Stock to be issued as Merger Consideration.

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4.3	As soon as reasonably practicable after the Effective Time, the Buyer will deliver, or cause the Exchange Agent to deliver, to each Holder the form of letter of transmittal attached hereto as Appendix 1 (the Letters of Transmittal), including instructions for execution and delivery of such Letters of Transmittal to the Buyer. Each Holder’s entitlement to receive the Merger Consideration hereunder will be subject to the Exchange Agent’s receipt of an executed Letter of Transmittal. The Buyer will have no obligation to issue or pay the Merger Consideration to any person in respect of a Letter of Transmittal which is provided to the Buyer or the Exchange Agent later than the date falling six months after the Completion Date. The Letter of Transmittal shall include, among other things, (i) a release and waiver of all claims against the Company in the signatory’s capacity as a Holder (other than the right to receive the applicable portion of the Merger Consideration pursuant to this Agreement); (ii) confirmation as to the appointment of the Shareholders’ Representative as the agent of such Holder pursuant to clause 27 including acknowledgement and agreement to all the terms therein; (iii) warranties that such Holder has good and valid title to the Shares/Company Options/Company Convertible Notes held by such Holder, free and clear of all Encumbrances; (iv) certain certifications under the Israel Securities Law and which provide that the issuance of such Buyer Common Stock to the Holder will be exempt from registration under the Securities Act; and (v) confirmation as to compliance with the terms of the Tax Rulings.

4.4	Upon proper surrender of a Company Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed, duly executed Letter of Transmittal, the holder of such Company Certificate shall be entitled to receive in exchange therefor uncertificated evidence in book-entry form representing that number of shares of Buyer Common Stock to which such former Holder of Ordinary Shares, Preferred Shares, Company Options and Company Convertible Notes shall have become entitled pursuant to the provisions of this clause 4 which such former Holder has the right to receive in respect of the Company Certificate surrendered pursuant to the provisions of this clause 4.

4.5	If any uncertificated evidence in book-entry form representing shares of Buyer Common Stock is to be issued in the name of a person other than the registered holder of the Company Certificate until the relevant holder shall surrender such Company Certificate in accordance with this clause 4. After the surrender of a Company Certificate in accordance with this clause 4, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of Buyer Common Stock represented by such Company Certificate.

4.6	If any uncertificated evidence in book-entry form representing shares of Buyer Common Stock is to be issued in the name of a person other than the registered holder of the Company Certificate surrendered in exchange therefor, it shall be a condition of the issue of such shares of Buyer Common Stock that the Company Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any applicable stock transfer or other Taxes or shall establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not payable.

4.7	At and after the Effective Time, Ordinary Shares, Preferred Shares, Company Options and Company Convertible Notes shall be deemed cancelled and shall only represent the right to receive the Merger Consideration in accordance with the terms of this Agreement. If, after the Effective Time, Company Certificates representing such shares are presented for transfer to the Buyer, the Surviving Company or the Exchange Agent, they shall be cancelled and exchanged for the Completion Merger Consideration as provided in this clause 4.

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4.8	In the event any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Buyer, the posting by such person of a bond in such amount as Buyer may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Certificate the Completion Merger Consideration deliverable in respect thereof pursuant to this Agreement

4.9	If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorised in the name of their respective corporations, or otherwise, to take, and they will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

4.10	No shares of the Merger Sub will be issued directly or indirectly in the Merger. Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid share of common stock, no par value per share, of the Surviving Company.

4.11	Notwithstanding anything in this Agreement to the contrary, the Buyer, the Exchange Agent, the Company or their agents, as applicable (each a Payor), shall be entitled to deduct and withhold from any Merger Consideration required to be paid or delivered to the Holders such amounts as are required to be deducted and withheld with respect to the making of such Merger Consideration under the Internal Revenue Code of 1986, as amended (the Code), the Israeli Tax Ordinance or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by the Payor, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. The Payor shall timely disburse such deducted or withheld amounts to the applicable Tax authority.

4.12	Notwithstanding the foregoing, for the purposes of Israeli Tax, subject to the Exchange Agent undertaking to comply with the requirements of Section 6.2.4.3 of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a company that includes closing consideration that will be transferred to the seller on a future date), the applicable portion of the Merger Consideration required to be delivered to any Holders hereunder, will be delivered to and retained by the Exchange Agent for the benefit of each such person for a period of 180 days as of the Completion Date or an earlier date required in writing by such person in respect of its applicable portion of the consideration (the Withholding Drop Date), during which time the Exchange Agent will not withhold any amounts for Israeli Taxes from the payments pursuant to this Agreement unless required to do so by the ITA and except as provided below, and during which time such person may obtain a Valid Certificate, with respect to the payment to such person which is reasonably sufficient to enable the Exchange Agent to conclude that no withholding, or reduced withholding, of Israeli Tax is required with respect to such Merger Consideration or providing any other instructions regarding Tax withholding. If the person entitled to Merger Consideration has provided to the Exchange Agent a Valid Certificate at least three (3) Business Days prior to the Withholding Drop Date, the Exchange Agent will not withhold or will withhold (and timely remit to the applicable Tax authority) a reduced Tax amount pursuant to this clause 4 or otherwise act in accordance with the provisions of the applicable Valid Certificate and will pay to such person the balance, if any, of the payment due to such person that is not so withheld. If any such person (A) does not provide the Exchange Agent with a Valid Certificate, no later than three (3) Business Days prior to the Withholding Drop Date, or (B) submits a written request to the Exchange Agent to release his, her or its portion of the consideration and fails to submit a Valid Certificate at or before such time, then the amount to be withheld from such person’s portion of the Merger Consideration will be calculated according to the applicable withholding rate (increased by interest and Israeli CPI adjustments, as defined in section 159A of the Israeli Tax Ordinance, for the period between Completion and the time the relevant payment is made), which amount will be timely delivered or caused to be delivered to the ITA by the Exchange Agent, and the Exchange Agent will pay to such person the balance of the Merger Consideration due to such person that is not so withheld.

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4.13	In the event that a Payor receives a demand from the ITA to withhold any amount out of the amount held by the Exchange Agent and transfer it to the ITA, such Payor (A) shall notify the applicable Holder of such matter promptly after receipt of such demand, and provide such Holder with reasonable time (unless the Payor is required to withhold such amounts immediately) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a Valid Certificate, and (B) to the extent that any such Valid Certificate is not timely provided by such Holder to the Payor, transfer to the ITA any amount so demanded, including any interest, indexation and fines required by Applicable Laws, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Holder.

4.14	The Company will prior to the Effective Time inform in writing each Holder set out on Schedule 2 that:

(a)	the Buyer Common Stock has not been, and will not be registered under the Securities Act and are being transferred to such Holder in a transaction exempt from the registration requirements of the Securities Act;

(b)	the Buyer Common Stock constitutes “restricted securities”, as such term is defined in Rule 144(a)(3) under the Securities Act; and

(c)	such Holder may not sell, offer or otherwise transfer any Buyer Common Stock, except if registered under the Securities Act or pursuant to an applicable exemption from the Securities Act.

4.15	In addition to payment of the Completion Merger Consideration, Buyer will, concurrently with the Completion, pay all of the then-outstanding Company Transaction Costs as notified in writing by the Company to the Buyer prior to Completion.

5.	CONDITIONS

5.1	Completion is conditional upon the satisfaction (or satisfaction subject only to Completion) or, with respect to the Conditions listed in clause 5.1.8 being waived by the Buyer (in its sole discretion), or with respect to the Conditions listed in clauses 5.1.7, 5.1.9 and 5.1.10 being waived by the Company (in its sole discretion), of each of the following conditions (the Conditions) on or before the Long Stop Date:

(a)	the grant (in terms satisfactory to the Buyer) of all those consents, authorisations or other clearances which are required by any Governmental Authority in relation to Completion;

(b)	the Buyer having received the Buyer Shareholder Approval;

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(c)	the clearance of the Buyer Information Statement (including confirmation that the Buyer Information Statement will not be reviewed) by the SEC for mailing or otherwise making available to the Buyer’s shareholders;

(d)	the Company having received the Company Shareholder Approval;

(e)	fifty (50) days having passed after the filing of the Company Merger Proposal with the Companies Registrar and thirty (30) days shall have passed after the Company Shareholder Approval;

(f)	the Tax Rulings having been obtained;

(g)	the Buyer having paid (i) all of the Financial Information Costs and (ii) all the Company Transaction Costs; and

(h)	each Key Executive being employed by or providing consulting services to the Group at Completion under the terms of an employment or consulting and non- competition agreement to be entered into between such Key Executive and a Group Company prior to Completion on terms satisfactory to the Buyer (the Relevant Agreements).

5.2	The Buyer shall use reasonable endeavours to procure the satisfaction of the Conditions contained in clauses 5.1.1 to 5.1.3 and 5.1.7 as soon as reasonably practicable after the date of this Agreement (and, in any event, on or before the Long Stop Date), and shall keep the Company informed of the progress towards the satisfaction of such Conditions.

5.3	In the event that Buyer Shareholder Approval is obtained in accordance with clause 5.1.2, the Buyer shall promptly prepare and file with the SEC the Buyer Information Statement in consultation with the Company and its counsel. The Buyer shall procure that the Buyer Information Statement is mailed (or otherwise made available) to the shareholders of the Buyer as promptly as practicable after it is cleared by the SEC. The Buyer shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that the Buyer or its counsel may receive from time to time from the SEC or its staff with respect to the Buyer Information Statement and (ii) a reasonable opportunity to participate in the Buyer’s response to those comments.

5.4	The Company shall furnish all information concerning itself, its Business, its affiliates and its shareholders as may be reasonably requested by the Buyer in connection with the preparation, filing and distribution of the Buyer Information Statement and shall otherwise assist and cooperate with the Buyer in the preparation of the Buyer Information Statement and the resolution of any comments thereto received from the SEC. Each of the Company and the Buyer shall promptly correct any information with respect to it or provided by it for use in the Buyer Information Statement if and to the extent, in the absence of such a correction, the Buyer Information Statement would contain a misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.5	The Company shall use reasonable endeavours to procure the satisfaction of the Conditions contained in clauses 5.1.4, 5.1.6, and 5.1.8 as soon as reasonably practicable after the date of this Agreement (and, in any event, on or before the Long Stop Date), and shall keep the Buyer informed of the progress towards the satisfaction of such Conditions. The Company shall use reasonable endeavours to procure that the Shareholders comply with their obligations contained in the Irrevocable Undertakings (including to take all requisite actions to vote all their Ordinary Shares in favour of the Merger within the time period specified in the Irrevocable Undertakings). Without prejudice to the generality of the foregoing, if a Shareholder fails to comply with such obligations, the Company shall, and shall procure that its directors shall, exercise any rights granted pursuant to any power of attorney executed in connected with such Irrevocable Undertakings so as to ensure that the Condition contained in clause 5.1.4 is satisfied before the Long Stop Date.

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5.6	Company Merger Proposal and Company Shareholder Approval:

(a)	The Company will take all action necessary in accordance with Applicable Law, its Constitutional Documents and its agreements with its shareholders to duly give notice of, convene and hold a meeting of the Company Shareholders as required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby by Company Shareholders (the Company Shareholders’ Meeting), to be held as promptly as practicable, and in any event (to the extent permissible under Applicable Law) within twenty (20) days after notice to the Company Shareholders of the Company Shareholders’ Meeting. The Company will use all reasonable efforts necessary or advisable to secure the Company Shareholder Approval. The Company shall ensure that the Company Shareholders’ Meeting is called, noticed, convened, held and conducted in compliance in all material respects with Applicable Laws, the Company’s Constitutional Documents and agreements with its shareholders.

(b)	The Board of Directors of the Company shall not alter, modify, change or revoke its approval of this Agreement and the transactions contemplated hereunder, except in the event that a Buyer Material Adverse Change has occurred.

(c)	Subject to the ICL and the regulations promulgated thereunder, as soon as reasonably practicable following the date of this Agreement, the Company and Merger Sub shall, as applicable, take the following actions within the timeframes set forth in this clause; provided, however, that any such actions or the time frame for taking such actions shall be subject to any amendment in the applicable provisions of the ICL and the regulations promulgated thereunder (and in case of an amendment thereto, such amendment shall automatically apply so as to amend this clause accordingly): (1) as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) in a form reasonably acceptable to the parties hereto (the Company Merger Proposal) to be executed in accordance with Section 316 of the ICL, (2) deliver the Company Merger Proposal to the Companies Registrar within three (3) days from the calling of the Company Shareholders’ Meeting, (3) cause a copy of the Company Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Company Merger Proposal is delivered to the Companies Registrar, (4) (A) publish a notice to its creditors, stating that a Company Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Company Merger Proposal at the office of the Companies Registrar, the Company’s registered office or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (x) two (2) daily Hebrew newspapers, on the day that the Company Merger Proposal is submitted to the Companies Registrar and (y) in such other manner as may be required by applicable law and regulations; (B) within four (4) Israeli Business Days from the date of submitting the Company Merger Proposal to the Companies Registrar, send a notice by registered mail to all of the “Substantial Creditors” (as such term is defined in the regulations promulgated under the ICL) that the Company or Merger Sub, as applicable, is aware of, in which it shall state that a Company Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Company Merger Proposal at such additional locations, if such locations were determined in the notice referred to in the immediately preceding clause (A); and (C) send to the Company’s “workers committee”, if any, or display in a prominent place at the Company’s premises a copy of the notice published in a daily Hebrew newspaper (as referred to in clause (A) of this clause) no later than three (3) Israeli Business Days following the day on which the Company Merger Proposal was submitted to the Companies Registrar. Promptly after the Company and Merger Sub shall have complied with the preceding sentences of this Section, but in any event no more than three (3) days following the date on which such notice was sent to the creditors, the Company and Merger Sub shall inform the Companies Registrar, in accordance with Section 317(b) of the Companies Law, that notice was given to their respective creditors under Section 318 of the Companies Law and the regulations promulgated thereunder. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Completion Date.

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5.7	As soon as practicable after the date of this Agreement, the Buyer and the Company shall in good faith use reasonable endeavours to agree provisions reasonably satisfactory to the Buyer and the Company relating to applications to the relevant Governmental Authority for rulings to defer any applicable Israeli tax with respect to the Merger Consideration (the Tax Rulings).

5.8	Each party shall provide such assistance as may be reasonably required by the other party to procure the satisfaction of the Conditions for which the other party is responsible including the provision of all information relating to such party that is reasonably necessary to make any notification or filing required by any relevant authority and shall keep the other party informed of the progress of any notification or filing.

5.9	The party responsible for satisfaction of each Condition shall give Notice to the other of the satisfaction of the relevant Condition within two (2) Business Days of being aware that it has been satisfied.

5.10	If any Condition is not satisfied (or with respect to the Conditions listed in clauses 5.1.7 to 5.1.8 waived by the Buyer in accordance with this Agreement) on or before the Long Stop Date, this Agreement (other than the Continuing Obligations) shall automatically terminate and cease to have effect, save that the rights and liabilities of the parties which have accrued prior to termination shall continue to subsist.

6.	CONDUCT OF BUSINESS BEFORE COMPLETION

6.1	The Company shall, and shall procure that the Subsidiary shall, between the date of this Agreement and the Completion Date:

(a)	operate its business and activities in their usual course, in the same manner, in all material respects, as its business had been carried on before the date of this Agreement, in compliance with all Applicable Laws; and

(b)	comply with, and procure that the Subsidiary complies with, each of the undertakings set out in Schedule 3 save to the extent that the Company has received the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed).

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6.2	The Company shall use its commercially reasonable best efforts to have its independent auditor deliver to the Buyer no later than ninety (90) days after the date of this Agreement: (i) audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders equity of the Company as of and for the two (2) financial years ended 31 December 2020 and 31 December 2019 prepared in accordance with PCAOB standards, (ii) unaudited interim financial statements prepared in accordance with GAAP and Regulation S-X covering the applicable periods required to be included in the Buyer Information Statement and (iii) pro forma information for inclusion in the Buyer Information Statement.

6.3	Pending Completion, the Buyer and any person authorised by it shall be given, upon reasonable request, access during normal business hours on any Business Day to the properties and to the books and records of any Group Company and the officers, employees, agents and advisers of such Group Company shall be instructed to give promptly all such information and explanations as the Buyer or any such person may reasonably request.

6.4	The Company undertakes to the Buyer that it shall disclose promptly in writing to the Buyer (i) any matter or thing which may arise or become known to it after the date of this Agreement but before Completion which is reasonably likely to be, at or before Completion, a breach of clause 6.1 or inconsistent with any of the Warranties and (ii) any material change in the Business or the financial position of any member of the Group.

6.5	If:

(a)	a Company Material Adverse Change occurs; or

(b)	the Company is in material breach of its undertaking in clause 6.1; or

(c)	the Company is in breach of its undertaking in clause 6.2; or

(d)	the Company is in material breach of any of the Warranties; or

(e)	there shall occur any act or event which upon Completion is reasonably likely to result in a material breach of any of the Warranties upon their repetition in accordance with clause 8.3; or

(f)	there is any material breach or non-fulfilment of any material obligations under this Agreement by the Company, which, in any such case, is incapable of remedy or, if capable of remedy, is not so remedied by the Company by the date falling five (5) Business Days prior to the scheduled date for Completion or, if earlier, within ten (10) Business Days after Notice thereof from the Buyer requiring the same to be remedied then the Buyer shall, in any such case, be entitled (in addition and without prejudice to any other rights or remedies it may have against the Company under this Agreement or otherwise) to elect by Notice to the Company not to complete the Merger and this Agreement (other than the Continuing Obligations) shall automatically terminate and cease to have effect, save that the rights and liabilities of the parties which have accrued prior to termination shall continue to subsist.

6.6	If:

(a)	a Buyer Material Adverse Change occurs; or

(b)	the lender under the Bridge Loan Agreement does not timely and fully satisfy any funding obligation thereunder in conformance with the terms thereof; or

(c)	the Buyer or the Merger Sub is in material breach of any of the Buyer Warranties; or

(d)	there shall occur any act or event which upon Completion is reasonably likely to result in a material breach of any of the Buyer Warranties; or

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(e)	there is any material breach or non-fulfilment of any material obligations under this Agreement by the Buyer or the Merger Sub, which, in any such case, is incapable of remedy or, if capable of remedy, is not so remedied by the Buyer or the Merger Sub, as the case may be, by the date falling five (5) Business Days prior to the scheduled date for Completion or, if earlier, within ten (10) Business Days after Notice thereof from the Company requiring the same to be remedied then the Company shall, in any such case, be entitled (in addition and without prejudice to any other rights or remedies it may have against the Buyer or the Merger Sub under this Agreement or otherwise) to elect by Notice to the Buyer not to complete the Merger and this Agreement (other than the Continuing Obligations) shall automatically terminate and cease to have effect, save that the rights and liabilities of the parties which have accrued prior to termination shall continue to subsist.

6.7	Any failure by the Buyer to exercise the right to terminate this Agreement under clause 6.4 shall not constitute a waiver of any other rights of the Buyer arising out of any breach of this Agreement.

6.8	Following the date of this Agreement, the Buyer and Company will co-operate in good faith so as to ensure that prior to Completion a number of Irrevocable Undertakings have been executed and delivered to the Buyer which relate to a sufficient number of Shares to enable the Company Shareholder Approval to be obtained.

7.	COMPLETION

7.1	Completion shall take place at the offices of the Buyer’s Israeli Counsel effective as of 12:01 AM Israel Time on the fifth (5th) Business Day following the fulfilment (or mutual waiver) of the Conditions, or such other date as may be agreed in writing between the parties.

7.2	At Completion the Company, the Merger Sub and the Buyer shall comply with their respective obligations set out in Schedule 4.

7.3	If either the Company, on the one hand, or the Merger Sub or the Buyer, on the other hand, fail to comply with any obligation in Schedule 4, the party not in default shall be entitled (in addition and without prejudice to any other rights or remedies it may have against the defaulting party under this Agreement or otherwise), by Notice to the defaulting party, to:

(a)	terminate this Agreement (other than the Continuing Obligations), save that the rights and liabilities of the parties which have accrued prior to termination shall continue to subsist, without liability on its part; or

(b)	defer Completion to any subsequent Business Day falling not more than 20 Business Days after the date on which Completion should have taken place in accordance with clause 7.1 but for the default in question, in which case the provisions of Schedule 4 shall apply as so deferred but provided such deferral may only occur once; or

(c)	proceed to Completion so far as practicable having regard to the defaults that have occurred and without prejudice to its rights under this Agreement or otherwise.

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8.	WARRANTIES

Fundamental Warranties

8.1	The Company warrants to the Buyer that each of the following statements is true and accurate as at the date of this Agreement and that each of the following statements shall be true and accurate as at the Completion Date by reference to the Events then existing, as if references in the following statements to the date of this Agreement were references to the Completion Date:

(a)	the shares described in Schedule 1 and which will be described in Schedule 2 once Schedule 2 has been updated pursuant to clause 4.1 constitute the entire issued and allotted or, to the extent appropriate, registered, share capital of the Company and have all been validly issued, and are fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on the Company Shares;

(b)	all the Company Shares are fully paid and there is no outstanding liability to pay any additional contributions on them;

(c)	the particulars of the Group set out in Schedule 1 are true and accurate;

(d)	no Group Company owns or holds the right to acquire any share, partnership interest, joint venture interest or any other equity interest in any other companies;

(e)	other than with respect to the Company Options and Company Convertible Notes, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, redemption, issue or sale of any share, loan capital or any other security of any kind giving rise to a right over the capital of the Company;

(f)	the Company is duly incorporated, in existence and duly registered under the laws of Israel;

(g)	the Company has full power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Company is a party;

(h)	this Agreement and each other Transaction Document to which the Company is a party will, when executed, constitute valid, binding and enforceable obligations of the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies;

(i)	the execution and delivery of, and the performance by the Company of its obligations under this Agreement and each other Transaction Document to which the Company is a party will not:

(a)	conflict with or result in a breach of any provision of the Constitutional Documents of the Company; or

(b)	conflict with or result in a breach of any law or regulations, or of any validly issued and enforceable order, injunction, final judgment or decree of any duly competent court or any governmental or regulatory authority, that applies to the Company; and

(j)	there are no more than 35 Israeli-resident Company Shareholders that are not qualified investors within the parameters of the First Addendum to the Israeli Securities Law; and

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(k)	each of Holder set out in Schedule 2 (including Schedule 2 as updated pursuant to clause 4.1):

(a)	if outside of the United States, is not a U.S. person; or

(b)	if inside the United States, is either an Accredited Investor or a QIB;.

Business Warranties

8.2	The Company warrants to the Buyer that, at the date of this Agreement, each of the Business Warranties is true and accurate by reference to the Events now subsisting.

8.3	The Company warrants to the Buyer that, at the Completion Date, each Business Warranty shall be true and accurate by reference to the Events then existing, as if references in the Business Warranties to the date of this Agreement were references to the Completion Date.

8.4	Each Business Warranty is given subject to the matters Disclosed in the First Disclosure Letter.

8.5	At any time prior to the date falling five (5) Business Days prior to the Completion Date the Company shall be entitled to deliver the Second Disclosure Letter to the Buyer (setting out disclosures against the Business Warranties in respect of New Matters only)

8.6	Each of the Business Warranties shall be construed as separate and independent, and (unless expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this Agreement.

8.7	Any statement in the Business Warranties qualified by the expression so far as the Company is aware or any similar expression shall be deemed to include an additional statement that it has been made after due and careful enquiry of the following; Chen Shachar the Company’s CEO, Evgeni Khazanov, the Company’s CTO, Eran Hertz, the Company’s CFO and Eyal Schneider, the Company’s legal adviser. For the avoidance of doubt, all statements in the Business Warranties subject to the awareness of the Company shall be considered as warranties of the Company, and no personal liability shall apply to any of the persons mentioned above (or any other officer of the Company) with respect to any statements in the Business Warranties as a result of any such Business Warranty being qualified by such awareness.

8.8	The liability of the Company in respect of Claims shall be limited in the circumstances and to the extent set out in Schedule 6.

9.	WARRANTIES OF THE BUYER AND THE MERGER SUB

The Buyer warrants and (with effect from the date of the Deed of Adherence) the Merger Sub warrants to the Company that each of the following statements is true and accurate as at the date of this Agreement or the date of the Deed of Adherence (as the case may be) and that each of the following statements shall be true and accurate as at the Completion Date by reference to the Events then existing, as if references in the following statements to the date of this Agreement were references to the Completion Date:

9.1	each of the Buyer and the Merger Sub is a company duly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation;

9.2	each of the Buyer and the Merger Sub has full power and authority to enter into, deliver and perform its obligations under this Agreement and each other Transaction Document to which the Buyer is a party;

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9.3	this Agreement and each other Transaction Document to which each of the Buyer or the Merger Sub is a party will, when executed, constitute valid, binding and enforceable obligations of the Buyer or Merger Sub (as the case may be) in accordance with their respective terms;

9.4	subject to the satisfaction of the Conditions (including the approval of the principal terms of this Agreement and the Merger by the holders of a majority of the outstanding shares of Buyer Common Stock), the execution and delivery of, and the performance by the Buyer of its obligations under this Agreement and each other Transaction Document to which the Buyer is a party will not:

(a)	conflict with or result in a breach of any provision of the articles of association or other Constitutional Documents of the Buyer; or

(b)	conflict with or result in a breach of any Applicable Law, or of any validly issued and enforceable order, injunction, final judgment or decree of any duly competent court or any governmental or regulatory authority, that applies to the Buyer;

9.5	neither the Buyer nor the Merger Sub is insolvent or bankrupt under the laws of its jurisdiction of incorporation, domicile or residency and there are no proceedings in relation to any winding up, bankruptcy or insolvency proceedings concerning either of them;

9.6	the authorised capital stock of the Buyer consists 300,000,000 shares of Buyer Common Stock. As at the date hereof, (i) such number of shares of Buyer Common Stock were issued and outstanding (ii) such number of shares of Buyer Common Stock were held by the Buyer in its treasury and (iii) such number of shares of Buyer Common Stock were reserved for issuance pursuant to outstanding options and warrants, as set out in the Buyer SEC Documents. No shares of capital stock of the Buyer are owned by any subsidiary of the Buyer. All of the outstanding shares of capital stock of the Buyer to be issued as Merger Consideration will have been duly authorised and validly issued and will be fully paid and non-assessable and free of pre-emptive and similar rights at the time of issuance. Except as set out above and save in relation to the 8% Senior Convertible Note in an aggregate principal amount of $11,000,000 issued by the Buyer on 5 August 2021, there are no issued (i) shares of capital stock, debt securities or other voting securities of or ownership interests in the Buyer, (ii) securities of the Buyer or any of its subsidiaries convertible into or exchangeable for shares of capital stock, debt securities or voting securities of or ownership interests in the Buyer, (iii) subscriptions, calls, contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Buyer or any subsidiary of the Buyer, or obligations of the Buyer or any subsidiary of the Buyer to issue any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, the Buyer, or obligations of the Buyer or any subsidiary of the Buyer to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Buyer or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Buyer, or to vote or to dispose of any shares of capital stock of the Buyer;

9.7	the execution and delivery by the Buyer and the Merger Sub of this Agreement do not, the execution and delivery by the Buyer and the Merger Sub of any instrument required hereby to be executed and delivered at Completion will not, and the performance of the respective agreements of, and obligations under, this Agreement by the Buyer and the Merger Sub will not, require any material consent, approval, order, license, authorisation, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the Hart–Scott–Rodino Antitrust Improvements Act of 1976, (ii) as may be required under any foreign antitrust or competition law or regulation, (iii) the filing with the SEC of (a) a Buyer Information Statement and (b) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) such clearances, consents, approvals, orders, licenses, authorisations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities laws and (v) the issuance of the Certificate of Merger by the Companies Registrar;

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9.8	the Buyer has filed, or furnished, as applicable, with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since May 1, 2020, and has filed with the SEC the registration statements on Form S-1 on September 8, 2021 and September 13, 2021 (collectively, together with all exhibits and schedules thereto and all information incorporated therein by reference, the Buyer SEC Documents). The Buyer SEC Documents, as of their respective dates or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the applicable rules and regulations of the SEC thereunder;

9.9	the consolidated financial statements of the Buyer included or incorporated by reference in the Buyer SEC Documents complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of the Buyer and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments which were not material in amount. Since 1 May 2020, there has been no material change in the Buyer’s accounting methods or principles that would be required to be disclosed in the Buyer’s financial statements in accordance with GAAP, except as described in the notes to such the Buyer financial statements;

9.10	there are no amendments or modifications, which are or will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) any material agreement, document or other instrument which previously have been filed by the Buyer with the SEC pursuant to the Exchange Act and (ii) the Buyer SEC Documents themselves. The Buyer has timely responded to all comment letters of the Staff of the SEC relating to the Buyer SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the Buyer SEC Documents is to the Buyer’s Knowledge the subject of ongoing SEC review;

9.11	no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or the Merger Sub;

9.12	the respective boards of directors of the Buyer and the Merger Sub, at meetings duly called and held, have, by vote of the directors, (a) determined that this Agreement and the Merger and the other transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Buyer and its shareholders and (b) approved this Agreement;

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9.13	none of the information supplied or to be supplied by or on behalf of the Buyer or the Merger Sub specifically for inclusion or incorporation by reference in the Buyer Information Statement will, at the date it is first mailed (or otherwise made available) to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Buyer or the Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion in the Buyer Information Statement; and

9.14	the Merger Sub was formed solely for the purpose of consummating the Merger pursuant to clause 2.1 and has not conducted and will not conduct any activities other than the execution of this Agreement and the consummation of the Merger.

10.	INTENTIONALLY OMITTED

11.	EARN OUT

11.1	The earn out consideration (the Earn Out Consideration), payable by the Buyer as set out in this clause 11, shall be an amount equal to the Relevant Percentage of the Target Earn Out Value, provided that in no event shall the Earn Out Consideration exceed an amount equal to (x) US$18,000,000 minus (y) 100% of the Company Transaction Costs actually paid by the Buyer following the Completion (and not included in the calculation of the Cost Deduction Share Number), and in no event shall the number of Earn Out Shares exceed the Earn Out Share Limit.

11.2	The Earn Out Consideration will be paid solely by means of the issuance of Earn Out Shares up to the Earn Out Shares Limit. The Earn Out Consideration will be payable as follows:

(a)	one third (1/3) of the Earn Out Consideration will be payable to the Holders, with each Holder receiving the percentage set out opposite such Holder’s name in the fourth column of the table in Schedule 2 of such portion of the Earn Out Consideration;

(b)	one third (1/3) of the Earn Out Consideration will be payable to the members of the Company’s sales and marketing team allocated to such individuals and in such amounts, as may be mutually determined and directed by George Mackin and Rohit Krishnan; and

(c)	one third (1/3) of the Earn Out Consideration will be payable to the members of the Company’s engineering and technology team allocated to such individuals and in such amounts, as may be mutually determined and directed by George Mackin and Rohit Krishnan.

11.3	No later than 10 Business Days after the audited accounts of the Group for the year ended 31 December 2022 have been approved by the board of the Company, the Buyer shall prepare and shall deliver to the Shareholders’ Representative a statement setting out its calculation of the 2022 ARR, the Earn Out Consideration and the Earn Out Shares (the Earn Out Statement).

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11.4	As soon as practicable following the receipt by the Shareholders’ Representative of the Earn Out Statement pursuant to clause 11.3, and in any event not later than twenty (20) Business Days after such receipt, the Shareholders’ Representative shall notify the Buyer in writing whether it agrees that the Buyer’s determination of the 2022 ARR and the Earn Out Consideration is correct. During such twenty (20) Business Day period, the Buyer will promptly after request therefor, provide to the Shareholders’ Representative all materials and information reasonably requested by the Shareholders’ Representative to substantiate and validate the Buyer’s calculation of the 2022 ARR and the Earn Out Consideration. If the Buyer timely complies with all requests contemplated by the immediately preceding sentence and the Shareholders’ Representative does not provide any notice of disagreement by the expiration of such twenty (20) Business Day period, then the Shareholders’ Representative shall be deemed to have agreed that the Buyer’s determination of the 2022 ARR and the Earn Out Consideration is correct.

11.5	In the event of a dispute relating to the Buyer’s determination of the 2022 ARR or the Earn Out Consideration, the Shareholders’ Representative, on the one hand, and the Buyer, on the other hand, shall each use reasonable endeavours to attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If such parties are unable to reach a resolution with such effect within ten (10) Business Days after the receipt by the Buyer of the written notice given by the Shareholders’ Representative pursuant to clause 11.4, then the matter in dispute shall be determined by the Independent Expert.

11.6	The Shareholders’ Representative and the Buyer shall, on request, promptly supply to the Independent Expert all such assistance, documents and information as they may reasonably require for the purposes of the reference and both parties shall use reasonable endeavours (i) to procure the prompt determination of such reference and (ii) to ensure that the Independent Expert report their determination within twenty (20) Business Days of accepting their appointment.

11.7	The Independent Expert shall be deemed to be acting as experts and not as arbitrators or arbiters and shall take into account the representations made by the parties in relation to the matter in dispute. Their determination shall (in the absence of manifest error) be conclusive and binding on the Buyer and the Shareholders’ Representative. The costs of any such determination shall be borne by the Buyer.

11.8	Within five Business Days following any agreement in writing by the Shareholders’ Representative and the Buyer regarding the final determination of the 2022 ARR and the Earn Out Consideration, or following the determination in writing by the Independent Expert of the 2022 ARR, the Earn Out Consideration and the Earn Out Shares, the Buyer shall issue the Earn Out Shares pursuant to clauses 11.1 and 11.2, subject to clause 11.10.

11.9	Notwithstanding the other provisions of this clause 11, if at any time during 2022 the Buyer and the Seller’s Representative agree in writing that the aggregate Earn Out Consideration is US$18,000,000 by virtue of the fact that based on the period from 1 January 2022 to the date of such agreement the 2022 ARR is equal to or in excess of the Target ARR, the Buyer shall issue the Earn Out Shares within five Business Days following such agreement, subject to clause 11.10.

11.10	Prior to and in connection with the issuance of any Earn Out Shares, the Buyer will deliver, or procure that the Exchange Agent will deliver, to each recipient of Earn Out Shares the form of certification letter (the Earn Out Certification Letters), including instructions for execution and delivery of such letters to the Buyer. Each recipient’s entitlement to receive the Earn Out Shares hereunder will be subject to the Exchange Agent’s receipt of an Earn Out Certification Letter executed by such recipient. The Earn Out Certification Letter shall include, among other things, certain certifications which provide that the issuance of such Buyer Common Stock to such recipient of Earn Out Shares will be exempt from registration under the Securities Act.

12.	TAX

The provisions of Schedule 7 shall apply in relation to tax matters.

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13.	CODE SECTION 280G APPROVAL

13.1	The Company shall, no later than five (5) Business Days prior to the Completion Date, (a) use reasonable endeavours to secure from each “disqualified individual” (within the meaning of Code Section 280G), if any, of the Company or the Subsidiary or parent companies who has a right to any payments and/or benefits or potential right to any payments and/or benefits under any benefit plan or otherwise that are “contingent” (within the meaning Code Section 280G) on the transaction contemplated by this Agreement and that would be deemed to constitute “parachute payments” (within the meaning of Code Section 280G) a waiver, subject to the approval described in subclause (b), of such person’s rights to all of such parachute payments (the Waived 280G Benefits) and (b) solicit the approval of the stockholders of the Company, to the extent and in the manner required under Code Section 280G(b)(5)(B) and the regulations promulgated thereunder, of any Waived 280G Benefits to the extent there are any such Waived 280G Benefits.

13.2	Not less than five (5) Business Days prior to distribution of any materials to stockholders or “disqualified individuals” (within the meaning of Code Section 280G) in connection with the waiver and vote described in clause 13.1, the Company shall provide the Buyer for its review and comment a copy of all such materials and a copy of its Code Section 280G calculations and shall accept all of Buyer’s comments to such documents. Any of the Waived 280G Benefits which fail to be approved by the stockholders of the Company as contemplated above shall not be made or provided.

13.3	Prior to the Completion Date, the Company shall deliver to the Buyer evidence that a vote of the Company’s stockholders was solicited in accordance with the foregoing provisions of this clause 13, to the extent required thereby, and that either (i) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits (the 280G Approval), or (ii) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits have not been and shall not be made or provided.

14.	CERTAIN REGISTRATION RIGHTS

The provisions of Schedule 8 shall apply in relation to registration rights.

15.	ANNOUNCEMENTS AND CONFIDENTIALITY

15.1	The Buyer and the Company shall make the Announcement on, or as soon as practicable following, the date of this Agreement.

15.2	Subject to clauses 15.1 and 15.4, no party shall, directly or indirectly, and each party shall procure that each member of its applicable group and its and their respective representatives shall not, make or issue any announcement, circular or other public statement in connection with the existence or the subject matter of this Agreement or any other Transaction Document, or cause any such announcement to be made or issued, without the prior written consent of:

(a)	in the case of an announcement by the Company, the Buyer; and

(b)	in the case of an announcement by the Buyer or the Merger Sub, the Company.

15.3	Subject to clause 15.4, from the date of this Agreement, each party shall, and shall cause the members of its group and its and their respective representatives to, treat as strictly confidential and shall not disclose or use any Confidential Information received or obtained in connection with or as a result of entering into this Agreement or any other Transaction Document that relates to:

(a)	the provisions of this Agreement or any other Transaction Document;

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(b)	the negotiations relating to this Agreement and all other Transaction Documents; or

(c)	any other party or its connected persons.

15.4	Notwithstanding clause 15.3:

15.5	from the date of this Agreement, a party or its applicable group members may disclose or use Confidential Information if and to the extent that:

(a)	such disclosure or use is required by applicable Governmental Authorities (including the rules and regulations of the SEC) or the rules of any recognised stock exchange on which the securities of any member of such party are traded;

(b)	such disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other Transaction Document; or

(c)	in the case of the Company, the Buyer has given its prior written consent or, in the case of the Buyer or the Merger Sub, the Company has given its prior written consent; and

15.6	Before any information is disclosed pursuant to clause 15.5.1 or 15.5.2, the party making the disclosure shall (unless prohibited by law) promptly notify the other party to whom the disclosure relates of the circumstances of the disclosure and the information to be disclosed with a view to providing such other party with the opportunity to contest, limit or agree the timing and content of such disclosure.

16.	ASSIGNMENT

This Agreement is personal to the parties and accordingly, neither the Company nor the Buyer nor the Merger Sub shall, without the consent of the other parties, assign, transfer or charge the benefit of all or any of the other’s obligations under this Agreement, and/or any benefit arising to it under or out of this Agreement.

17.	COSTS

Unless expressly otherwise provided in this Agreement, each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Company Shares.

18.	NO SET OFF

18.1	All payments (if any) to be made by the Company arising out of or in connection with or pursuant to this Agreement (or any Transaction Document) shall be made in full, without set-off or counterclaim and without any deduction or withholding whatsoever (including Tax) except to the extent required by law.

18.2	The Buyer shall be entitled to set off, severally and not jointly, against its obligations to issue Earn Out Shares to a Holder pursuant to clause 11 any liability which such Holder has to the Buyer for any breach of such Holder’s Letter of Transmittal, up to the amount of such Holder’s Earn Out Shares.

18.3	For clarity, if the Buyer exercises its right pursuant to clause 18.2, the Buyer shall deduct a portion of the Completion Merger Consideration issuable to each Holder pro rata to such Holder’s entitlement to receive the aggregate Completion Merger Consideration at a deemed per share value of US$3.50.

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19.	WITHHOLDING TAX AND GROSSING-UP

19.1	If a deduction or withholding is required to be made from any payment by the Company to the Buyer, then the Company shall pay such additional amount as will ensure that the net amount the Buyer receives and retains equals the full amount which it would have received and retained had the deduction or withholding not been required.

19.2	If any Tax Authority brings any sum paid to the Buyer by the Company under or pursuant to this Agreement into charge to tax (or would be subject to Tax but for the availability of a Buyer’s Relief) then the Company shall pay such additional amount as will ensure that the total amount paid, less the tax chargeable on such amount is equal to the amount that would otherwise be payable under this Agreement (ignoring for this purpose the availability of a Buyer’s Relief).

20.	EFFECT OF COMPLETION

The Warranties (and the remedies of the Buyer in respect of any breach of the Warranties) and all other provisions of this Agreement, to the extent that they have not been performed by Completion, shall continue in force after and notwithstanding Completion and shall not be extinguished or affected by Completion or by any other event or matter (including any satisfaction and/or waiver of any Condition) except by a specific and duly authorised written waiver or release given under and in accordance with clause 23.3.

21.	FURTHER ASSURANCE

Each party shall from time to time forthwith upon request from the other party, do, perform (or procure the doing or performance of) all acts and things, and execute and deliver (or procure the execution and delivery of) all documents, in either case, as may be required by law or as the Buyer may reasonably require, to implement and/or give effect to this Agreement, the Transaction Documents and the transactions contemplated herein and therein.

22.	ENTIRE AGREEMENT

22.1	This Agreement and the other Transaction Documents contain the whole and only agreement between the parties relating to the subject matter of this Agreement and the other Transaction Documents, and therefore excludes any terms implied by law which may be excluded by contract, and supersedes any previous written or oral agreement between the parties (or any of them) in relation to matters dealt with in this Agreement and the other Transaction Documents.

22.2	Each party acknowledges that it has not been induced to enter this Agreement or the other Transaction Documents by, and has not been given, any representation, warranty, statement, assurance, covenant, undertaking, indemnity, commitment or other agreement of any nature whatsoever which is not expressly incorporated into this Agreement. To the extent that any such party has been so induced, it unconditionally and irrevocably waives any claims, rights or remedies which it or any of them might otherwise have had in relation to such inducement.

22.3	So far as is permitted by law and except in the case of fraud, each party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement and the other Transaction Documents shall be for breach of the terms of such documents to the exclusion of all other rights and remedies (including those in tort or arising under statute).

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22.4	The provisions of this clause 22 shall not exclude any liability which any party (and/or any member of, the Buyer’s Group) would otherwise have to any other party (and/or, where appropriate, any member of the Buyer’s Group) or any right which any of them may have in respect of any statements made fraudulently or dishonestly by any of them prior to the execution of this Agreement or any other relevant Transaction Document or any rights which any of them may have in respect of wilful or fraudulent concealment by any of them.

23.	VARIATION AND WAIVER

23.1	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

23.2	No failure or delay by either party (or time or indulgence given) in exercising any remedy, right, power or privilege under or in relation to this Agreement shall operate as a waiver of the same, nor shall any single or partial exercise of any remedy, right, power or privilege preclude any other or further exercise of the same or the exercise of any other remedy, right, power or privilege.

23.3	No waiver by either party of any requirement, term, provision or condition of this Agreement, or of any remedy or right under this Agreement, and no consent granted under this Agreement, shall have effect unless in writing and signed by or on behalf of the waiving or consenting party and then only in the instance and for the purpose for which it is given.

24.	INVALIDITY

24.1	If at any time any provision of this Agreement shall be held to be or have become illegal, void, invalid or unenforceable, in whole or in part, in any respect under the law of any jurisdiction, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

24.2	To the extent that it is not possible to delete or modify the provision, in whole or in part, under clause 24.1, then such provision or part of it shall, to the extent that it is illegal, void, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability:

(a)	under the law of that jurisdiction of any other provision; and

(b)	under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way.

25.	THIRD PARTY RIGHTS

25.1	The operation of the Contracts (Rights of Third Parties) Act 1999 is excluded save that the Holders (including the Shareholders’ Representative) have rights pursuant to clauses 3, 4, 11 and 27 of this Agreement.

25.2	The parties may terminate, rescind or agree any variation, amendment, waiver or settlement of or under this Agreement in such a way as affects, or may affect, any rights or benefits of any third party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such third party. For clarity, any third party may not veto any termination, rescission or agreement to any variation, amendment, waiver or settlement of or under this Agreement which is proposed by the parties and which affects, or may affect, the rights or benefits of such third party.

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26.	COUNTERPARTS

26.1	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original and all of which taken together shall constitute one and the same instrument. Each of the parties may enter into this Agreement by executing any such counterpart and this Agreement shall not take effect until a counterpart has been executed by each party.

26.2	Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of this Agreement thus made, each party shall provide the others with the original of such counterpart as soon as reasonably possible thereafter.

27.	SHAREHOLDERS’ REPRESENTATIVE

27.1	In order to efficiently administer the Transactions, each of the Holders, by executing the Letter of Transmittal, shall irrevocably appoint and designate, effective as at Completion, Rohit Krishnan (Shareholders’ Representative) for the purpose of:

(a)	taking all actions necessary or desirable to exercise the rights and fulfill the obligations of the Holders with respect to the Transactions as contemplated by this Agreement;

(b)	settling or agreeing any dispute or claim arising out of or related to this Agreement and each Transaction Document and giving any waivers, consents or other approvals required to be given by the Company or the Holders (in whatever capacity, whether as Holders or otherwise) pursuant to this Agreement and each Transaction Document; and

(c)	taking all actions and exercising all rights of the Holders pursuant to this Agreement and each Transaction Document.

27.2	The Holders may from time to time appoint such other person to be the Shareholders’ Representative provided that such appointment shall not take effect until it has been notified to the Buyer in writing signed by such Holders who would have been, as at immediately prior to Completion, sufficient to provide Company Shareholder Approval.

27.3	In connection with the performance of its obligations under any Transaction Document, the Shareholders’ Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Holders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as such Shareholders’ Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services under any Transaction Document (collectively, the Holder Costs). Neither the Buyer not the Company shall have any liability in respect of any Holder Costs incurred by the Shareholders’ Representative or any Holder pursuant to this clause 27.3.

27.4	Each of the Holders irrevocably:

(a)	undertakes to the Buyer that the Shareholders’ Representative has and shall retain the authority to bind it in relation to each matter referred to in clause 27.1 (Relevant Matter);

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(b)	agrees that the Buyer shall be entitled to rely on any Notice or communication in writing provided by the Shareholders’ Representative in relation to any Relevant Matter as binding on it; and

(c)	agrees that any Notice or communication in writing by the Shareholders’ Representative to the Buyer in relation to any Relevant Matter shall be deemed (unless the context requires otherwise) to be provided by the Shareholders’ Representative as agent for all of the Holders.

27.5	From and after Completion, the Buyer shall be entitled to rely conclusively on such decisions and actions taken by the Shareholders’ Representative on behalf of the Holders and all actions, decisions and instructions of the Shareholders’ Representative shall be final, conclusive and binding upon the Shareholders. From and after Completion, a decision, act, consent or instruction of the Shareholders’ Representative, including an amendment, extension or waiver of this Agreement shall constitute a decision of the Holders and shall be final, binding and conclusive upon the Holders.

27.6	Each of the parties agrees (i) that the Shareholders’ Representative shall, save in the case of fraud by the Shareholders’ Representative, have no personal liability whatsoever to the Buyer or any of the Holders in relation to the exercise of the powers and authorities conferred on the Shareholders’ Representative pursuant to this clause and (ii) the Buyer shall, save in the case of fraud by the Buyer, have no liability whatsoever to the Shareholders’ Representative or the Holders in relation to the exercise of the powers and authorities conferred on the Shareholders’ Representative pursuant to this clause 27. Each of the Holders shall indemnify and hold the Shareholders’ Representative harmless from any and all liabilities, actions, proceedings, claims, costs, demands, damages and expenses (including legal fees) incurred or threatened arising out of or in connection with or relating to or resulting from the exercise of the powers and authorities conferred on the Shareholders’ Representative pursuant to this clause 27 or this Agreement or its otherwise acting in good faith and in the exercise of reasonable judgment, save in the case of fraud by the Shareholders’ Representative.

28.	NOTICES

28.1	Any notice, demand or other communication to be given or made under or in connection with this Agreement (a Notice) shall be:

(a)	in writing in the English language;

(b)	signed by or on behalf of the party giving it;

(c)	sent to the relevant address specified in clauses 28.2 and 28.3 or such other address as notified in accordance with clause 28.8; and

(d)	delivered by hand, by email, by post (or by airmail if overseas) or by courier using an internationally recognised courier company.

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28.2	A Notice to the Company shall be sent to the following address or such other address as the Company may notify to the Buyer in accordance with clause 28.8;

PlaySight Interactive Ltd.

Address:	6A Hanagar St, Hod Hasharon, Israel

Email:	chen.shachar@playsight.com

Attention:	Chen Shachar

with a copy (which shall not constitute notice) to:

Sullivan & Triggs, LLP
1230 Montana Ave., Suite 201 Santa Monica, California 90403 United States of America

Attn:	D. Thomas Triggs and Owen M. Lewis
Email:	ttriggs@sullivantriggs.com and olewis@sullivantriggs.com

and to:

Shiffer, Schneider and Co.
20 Raoul Wallenberg St. – Building A Tel Aviv 6971916, Israel

Attn:	Dr. Eyal Schneider, Adv.
Email:	schneider@sbs-law.co.il

and to:

MJ Hudson
1 Frederick’s Place
London EC2R 8AE, United Kingdom

Attn:	Karma Samdup
Email:	karma.samdup@mjhudson.com

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28.3	A Notice to the Buyer shall be sent to the following address, or such other address as the Buyer may notify to the Company in accordance with clause 28.8:

Address:	2709 N. Rolling Road Suite 138
Windsor Mill, MD 21244 United States of America

Email:	mark.radom@slingerbag.com

Attention:	Mark Radom

with a copy (which shall not constitute notice) to:

Dechert LLP
160 Queen Victoria Street London
EC4V 4QQ
United Kingdom

Attn:	Douglas L. Getter
Email:	douglas.getter@dechert.com

and to:

Naschitz, Brandes, Amir & Co. 5 Tuval Street
Tel Aviv 6789717, Israel

Attn:	Tuvia J. Geffen and Guy Eyal
Email:	tgeffen@nblaw.com; geyal@nblaw.com

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28.4	A Notice to the Merger Sub shall be sent to the following address, or such other address as the Buyer may notify to the Company in accordance with clause 28.8:

Address:	2709 N. Rolling Road Suite 138
Windsor Mill, MD 21244 United States of America

Email:	mark.radom@slingerbag.com

Attention:	Mark Radom

with a copy (which shall not constitute notice) to:

Dechert LLP
160 Queen Victoria Street
London EC4V 4QQ
United Kingdom

Attn:	Douglas L. Getter
Email:	douglas.getter@dechert.com

and to:

Naschitz, Brandes, Amir & Co. 5 Tuval Street
Tel Aviv 6789717, Israel

Attn:	Tuvia J. Geffen and Guy Eyal
Email:	tgeffen@nblaw.com; geyal@nblaw.com

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28.5	In the absence of evidence of earlier receipt, any Notice served in accordance with clause 28.1 shall be deemed given:

(a)	in the case of personal delivery by hand, at the time of delivery;

(b)	in the case of post (other than airmail), at 10am on the seventh (7th) Business Day after posting;

(c)	in the case of airmail, at 10 am on the tenth (10th) Business Day after posting;

(d)	in the case of delivery by an internationally recognised courier company, on the date and at the time of signature of the courier’s delivery receipt; and

(e)	in the case of email, at the time it is actually received in readable form.

28.6	For the purposes of this clause 27:

(a)	all times are to be read as local time in the place of deemed receipt; and

(b)	if deemed receipt under this clause is not within business hours (meaning 9.00am to 5.30pm on Monday to Friday on a day that is not a public holiday in the place of receipt), the Notice is deemed to have been received when business next starts in the place of receipt.

28.7	To prove delivery, it is sufficient to prove that

(a)	if sent by pre-paid first-class post or airmail, the envelope containing the Notice or other communication was properly addressed and posted; or

(b)	if sent by email the Notice or other communication was properly addressed and sent to the email address given in clause 28.2 or clause 28.3 or as notified in accordance with clause 28.8.

28.8	A party may change its address details given in clause 28.2 or clause 28.3 by giving Notice, and such change shall take effect at 9.00 a.m. on the later of:

(a)	the date, if any, specified in the Notice as the effective date for the change; or

(b)	the date five (5) Business Days after deemed receipt of such Notice,

provided that such new address is located in the same country as the original address for notices.

29.	GOVERNING LAW AND JURISDICTION

29.1	This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way in connection with it or its subject matter or formation (including non-contractual disputes or claims)) shall be governed by and construed in accordance with the law of England; provided that provisions related to the matters set out in clause 2 that relate to the effectiveness of the Merger, and all other provisions of this Agreement that are expressly or otherwise required to be governed by the laws of the State of Israel shall be exclusively governed by the laws of the State of Israel.

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29.2	The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings and/or to settle any dispute or claim that arises out of or in any way in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) and, for these purposes, each party irrevocably submits to the exclusive jurisdiction of the courts of England. Each party waives (and agrees not to raise) any objection, whether on the ground of inconvenient forum or venue or on any other ground, which it might have to the bringing of proceedings in such courts.

30.	AGENT FOR SERVICE OF PROCESS

30.1	Without prejudice to any other permitted mode of service, the parties agree that service of any claim form, notice or other document for the purpose of any proceedings under clause 29 shall be duly served upon it (if served by any of the methods permitted under clause 27), in the case of:

(a)	the Company to MJ Hudson, 1 Frederick’s Place, London EC2R 8AE, United Kingdom, Attn: Karma Samdup; and

(b)	the Buyer or Merger Sub to Slinger Bag International (UK) Limited of Annecy Court Ferry Works, Summer Road, Thames Ditton, Surrey, KTZ 0QJ).

(each such entity or any replacement agent appointed pursuant to clause 30.2, the Agent).

30.2	If for any reason the Agent appointed by any party at any time ceases to be able to act as agent or no longer has an address in England, the relevant party shall promptly appoint another person with an address in England to act as the Agent and such party promptly notify the other parties of the appointment and the new Agent’s name and address. If the party concerned does not make such an appointment within five (5) Business Days of such cessation, then the Buyer may do so on the Company’s behalf or the Company may do so on the Buyer’s or Merger Sub’s behalf and shall notify the other parties if it does so.

THIS AGREEMENT has been duly executed on the date first stated above.

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SCHEDULE 1

GROUP DETAILS

Part A

COMPANY

1.	Registered Number: 514412808

2.	Date of Incorporation: February 22, 2010

3.	Place of Incorporation: Israel

4.	Registered Office: 6A Hanagar St, Hod Hasharon, Israel

5.	Directors: Chen Shachar, Evgeni Khazanov, George Mackin, Rohit Krishnan, Ben Weiss, Eyal Schneider, Rupert Ashe, David Chessler, Brian Graham and Tammy Mahn

6.	Secretary: Eran Hertz

7.	Authorised Capital: 4,500,000 Shares / 45,000 NIS

8.	Issued Capital: Please see Cap Table in Schedule 2

9.	Registered Shareholder(s): Please see Cap Table in Schedule 2

10.	Accounting Reference Date: 31 December

11.	Auditors: E&Y

12.	Mortgages and Charges: None

Part B

SUBSIDIARIES

PlaySight Interactive USA Inc.

1.	Registered Number: 5491978

2.	Date of Incorporation: 3 March 2014

3.	Place of Incorporation: State of Delaware

4.	Registered Office: National Registered Agents, Inc., 1209 Orange St, New Castle County, Wilmington, DE 19801

5.	Directors: Chen Shachar and Eyal Schneider

6.	Secretary: Eyal Schneider

7.	Authorised Capital: 2,000,000 shares of common stock, par value $0.01 per share

8.	Issued Capital: 1,000,000 shares of common stock, par value $0.01 per share
9.	Registered Shareholder(s): PlaySight Interactive Ltd. (100%)

10.	Accounting Reference Date: 31 December

11.	Auditors: None

12.	Subsidiaries: None

13.	Mortgages and Charges: None

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SCHEDULE 2

HOLDERS OF SHARES, COMPANY OPTIONS AND COMPANY CONVERTIBLE LOAN NOTES1

1. SHARES

Name of Holder	Number of Ordinary Shares and Preferred Shares held	Number of Completion Merger Consideration Shares	Percentage of Earn Out Consideration

Chen Shachar	118,958	[●]	[●]

Evgeni Khazanov	118,958	[●]	[●]

Yoram Benzur	50,380	[●]	[●]

Andy Zingman	4,902	[●]	[●]

Alon Fishman	1,470	[●]	[●]

Erez Algazi	281	[●]	[●]

Dan Blum	1,400	[●]	[●]

Assaf Arbel	7,000	[●]	[●]

Alex Mor	487	[●]	[●]

Adam Clark	2,374	[●]	[●]

Adam D. Lehrhoff	2,356	[●]	[●]

Adi Shaham	12,073	[●]	[●]

Andrew Miller	3,369	[●]	[●]

Anthony Dines	2,374	[●]	[●]

Arthur Sternick	675	[●]	[●]

Benjamin Gallop	4,657	[●]	[●]

Bikui Chen	9,353	[●]	[●]

Brad Kotansky	18,794	[●]	[●]

1106904 B.C. UNLIMITED LIABILITY	14,146	[●]	[●]

1 Note: To be completed prior to the Completion.

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COMPANY (Brad Kotansky)

Columbia Equities LP (Alan Schwartz)	5,844	[●]	[●]

David Haggerty	1,162	[●]	[●]

Daniel Gazzar	11,452	[●]	[●]

Edoardo Artaldi	10,414	[●]	[●]

Eliot Rubenzhal	6,976	[●]	[●]

Enlash LP -Ned Sherwood	23,029	[●]	[●]

Eyal Schneider	5,726	[●]	[●]

Schneider Investments (M.E.G) LP	40,081	[●]	[●]

Great White Shark Opportunity Fund (GWSOF)	114,934	[●]	[●]

Haim Bril	21,876	[●]	[●]

Ian Napier	3,810	[●]	[●]

Ilan Or	4,829	[●]	[●]

Indian Continent Investment Limited (Unbound)	354,986	[●]	[●]

Israel Innovation Fund 2 L.P.	74,649	[●]	[●]

James Hilton	10,093	[●]	[●]

Jed Walentas	4,431	[●]	[●]

Jonathan Leslie	48,017	[●]	[●]

Keith Hamlin	16,968	[●]	[●]

Leonard Gail	5,767	[●]	[●]

Liberties Holding Ltd.	12,878	[●]	[●]

May-Venture LLC	14,146	[●]	[●]

Nickolay Nesterov	14,781	[●]	[●]

Nir Arazi	1,610	[●]	[●]

Novak Djokovic	27,434	[●]	[●]

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Orca (G.L.) Business Development Ltd	12,878	[●]	[●]

Rani Tushia	10,093	[●]	[●]

Robert Horne	5,845	[●]	[●]

Rupert Ashe	3,016	[●]	[●]

SB Global Champ Fund	74,648	[●]	[●]

SB Next Media Innovation Fund	74,648	[●]	[●]

Scott Goodman	5,746	[●]	[●]

SMARTCOURT LLC (GORDON UEHLING III)	7,877	[●]	[●]

Tennis Media Company (now Sinclair)	24,962	[●]	[●]

Tennis Partners III, LLC	223,949	[●]	[●]

Tennis Partners 2017, LLC	100,346	[●]	[●]

Teramips Technologies Ltd	1,415	[●]	[●]

Thomas H. Glocer	4,611	[●]	[●]

Verizon Ventures	141,457	[●]	[●]

Total	1,901,391	[●]	[●]

2. COMPANY OPTIONS

Name of Holder	Number of Company Options held	Number of Completion Merger Consideration Shares	Percentage of Earn Out Consideration

[●]	[●]	[●]	[●]

[●]	[●]	[●]	[●]

[●]	[●]	[●]	[●]

[●]	[●]	[●]	[●]

Total	[●]	[●]	[●]

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3. COMPANY CONVERTIBLE NOTES

Name of Holder	Number of Company Convertible Notes held	Number of Completion Merger Consideration Shares	Percentage of Earn Out Consideration

[●]	[●]	[●]	[●]

[●]	[●]	[●]	[●]

[●]	[●]	[●]	[●]

[●]	[●]	[●]	[●]

Total	[●]	[●]	[●]

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SCHEDULE 3

CONDUCT OF BUSINESS PRIOR TO COMPLETION

1.	GENERAL

The Company shall, and shall procure that each Subsidiary shall, from the date of this Agreement up to and including the date of Completion:

1.1	operate its business in the ordinary and usual course as carried on prior to the date of this Agreement and so as to maintain that business as a going concern;

1.2	comply with its obligations in paragraphs 2 to 8 of this Schedule;

1.3	use reasonable endeavours to maintain and preserve its business organisation intact, retain its present officers and key employees, and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it; and
1.4	not agree, arrange, commit or undertake to do anything that would breach any of the obligations in this Schedule 3.

2.	APPLICATION OF THIS SCHEDULE

Any of the restrictions proscribed by any other paragraph of this Schedule may be waived or varied with the prior written consent of the Buyer and subject to such conditions as it may impose.

3.	SHARE CAPITAL

The Company shall not and no Subsidiary shall:

3.1	create, allot, issue, acquire, reduce, repay or redeem any share, options, warrant or loan capital, or acquire an interest in an undertaking, except in connection with the conversion of Convertible Notes or as contemplated by the Bridge Loan Agreement;

3.2	declare, pay or make a dividend or distribution;

3.3	pass a shareholders’ resolution (other than that required pursuant to clauses 5.1.3 and 5.3); or

3.4	make any alterations to its constitutional documents.

4.	EXPENDITURE, CONTRACTS AND ASSETS

The Company shall not and no Subsidiary shall:

4.1	incur any expenditure on capital account exceeding US$250,000 in the case of any single item;

4.2	acquire or dispose of any material asset except in the usual course of its trade or assume or incur a liability, obligation or expense (actual or contingent) except in the usual course of its trade;

4.3	enter into, materially amend or terminate (or agree to amend or terminate) any contracts, agreements, arrangements, obligations, transactions or commitments which:

(a)	are outside the ordinary and normal course of business unless consistent with past practice, or

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(b)	are not capable of being terminated without compensation at any time with three months’ notice or less, or

(c)	involve or may involve total annual expenditure in excess of US$250,000 in the case of any single contract (except for any sales or other revenue generating contract which is in the ordinary course of its business),

4.4	make any payments to, or transfer assets to, or enter into any contracts, agreements, arrangements, obligations, transactions or commitments (in each case, whether or not legally enforceable) with, or assume any liabilities for the benefit of, any Holders or any person connected with any of them; or

4.5	fail to pay any renewal fees for any Intellectual Property Rights by the due date.

5.	INDEBTEDNESS AND BORROWINGS

The Company shall not and no Subsidiary shall:

5.1	create or raise any debt, borrowing or other indebtedness in the nature of borrowing or borrow any money (except borrowings from its bankers and other financial institutions in accordance with its existing banking and other debt facilities, including uncommitted facilities, as set out in the First Disclosure Letter); or

5.2	grant, issue, or redeem any Encumbrance or give any guarantee or indemnity or other agreement to secure (including incurring financial or other obligations with respect to) any other person’s obligations (other than, in each case, in the ordinary and normal course consistent with past practice); or

5.3	cease to manage its debtors and creditors substantially in accordance with the current practice of the Company.

6.	EMPLOYEES AND PENSIONS

The Company shall not and no Subsidiary shall:

6.1	make any change to any of the Relevant Agreements or terminate or permit any of the Relevant Agreements to be terminated;

6.2	make any material change in the terms and conditions of employment or engagement of any officers or employees, workers and self-employed contractors or the terms on which they are entitled to pension or other benefits or pay them bonuses or other gratuitous amounts (other than salary reviews in the ordinary and normal course of business consistent with past practice);

6.3	terminate the employment or engagement of any officer or employee, worker or self-employed contractor other than for just cause or employ or engage any additional person who would be, become or be deemed an officer or employee, worker or self-employed contractor of the Company;

6.4	announce any redundancies or redundancy terms;

51

6.5	introduce any new share incentive, share option, profit sharing, bonus, or other incentive scheme or vary in any way the terms of any such scheme currently operated by the Company, including any variation to performance targets, objectives, quanta of payment or any variation to the identities of participants; or

6.6	amend or discontinue or exercise any discretion in relation to any pension plan or other similar retirement benefit scheme or arrangement.

7.	LITIGATION AND INSURANCE

The Company shall not and no Subsidiary shall:

7.1	commence or enter into, or settle, compromise, release, discharge or compound, or waive any right in relation to, any litigation (including arbitration proceedings); or

7.2	permit any of its insurances to lapse or knowingly do (or omit to do) anything which would make any of its insurance void or voidable or fail to notify any insured claim of which the Company becomes aware, in accordance with the provisions of the relevant policy of insurance or settle any such claim materially below the amount claimed.

8.	ACCOUNTING AND TAXATION

The Company shall not and no Subsidiary shall:

8.1	make any changes in its accounting policies other than as required by law or any relevant accounting body; or

8.2	do anything outside the ordinary and normal course of business of the Company which will give rise to Taxation.

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SCHEDULE 4

COMPLETION

Part A

ACTION TO BE TAKEN BY THE COMPANY

1.	GENERAL OBLIGATIONS

At Completion, the Company shall deliver or procure the delivery to the Buyer of:

1.1	evidence of the due fulfilment of each Condition for which the Company is responsible;

1.2	the other Transaction Documents duly executed by the Company;

1.3	evidence reasonably satisfactory to the Buyer that the Company is duly authorised to execute this Agreement, the Disclosure Letters and the other Transaction Documents;

1.4	the written resignations in a form reasonably satisfactory to the Buyer and the Company of each of the directors and secretaries of the Company and the Subsidiaries from his office as a director or secretary of the relevant Group Company, to take effect on the Completion Date; and

1.5	the statutory and other books of each Group Company (duly written up to the Completion Date, but excluding the transactions to be effected at Completion); and

1.6	a written confirmation from each professional adviser of any member of the Group which has acted in respect of the Transaction confirming that such professional adviser has received payment in full of the Company Transaction Costs payable to such professional adviser.

Part B

ACTION TO BE TAKEN BY BUYER

1.	GENERAL OBLIGATIONS

At Completion, the Buyer shall deliver or procure the delivery to the Company of:

1.1	evidence of the due fulfilment of the Conditions for which the Buyer is responsible;

1.2	the other Transaction Documents duly executed by the Buyer; and

1.3	evidence reasonably satisfactory to the Company that the Buyer and the Merger Sub is each duly authorised to execute this Agreement or the Deed of Adherence (as the case may be) and the other Transaction Documents.

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SCHEDULE 5

BUSINESS WARRANTIES

1.	THE COMPANY

1.1	The Company is a private company limited by shares incorporated in Israel and the information set out in Schedule 1 is true and accurate in all respects and not misleading in any respect.

1.2	The Company’s sole business is the Business.

1.3	Other than as set out in Schedule 1 no Group Company (a) has, has ever had, or has agreed to acquire, any subsidiaries or subsidiary undertakings; (b) has ever been or has agreed to become the legal or beneficial owner of any share or loan capital of any company; or (c) has control or takes part in the management of any other person, company or business organisation and no Group Company has ever done so or agreed to do so.

1.4	Each Group Company has at all times carried on business and conducted its affairs in all material respects in accordance with its Constitutional Documents for the time being in force.

1.5	The statutory books (including all registers and minute books) of each Group Company have been properly kept and contain an accurate and complete record of the matters with which they should deal.

1.6	No person is entitled to receive from any Group Company any fees, brokerages or other commissions in connection with the Merger.

2.	LEGAL COMPLIANCE

2.1	All licences, authorisations, orders, grants, consents, permissions and approvals necessary for the proper carrying on of the business of the Group have been obtained and are subsisting and are in full force and effect and:

(a)	are not limited in duration nor subject to any onerous conditions or conditions which would hinder the ordinary and usual course of business;

(b)	no Group Company is in breach of any of their terms or conditions; and

(c)	there are no circumstances which could indicate that any of them may be revoked, suspended, modified or not renewed, in whole or in part, whether or not in the ordinary course of events.

2.2	Each Group Company has conducted its business in compliance with Applicable Laws, and:

(a)	no Group Company nor any of its officers are in breach of or has failed to with any such laws, bye laws or regulations or any other provisions relating to such Group Company or its business;

(b)	there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against any Group Company or any of its officers or any person for whose acts or defaults it may be vicariously liable; and

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(c)	no Group Company has, within the past five (5) years, received any notice or other communication from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged, actual or potential violation and/or failure to comply with any such Applicable Law, or requiring it to take or cease to take any action.

3.	INSOLVENCY

3.1	No Group Company has commenced steps to dissolve or declare the bankruptcy of such Group Company.

3.2	No Group Company is, in any jurisdiction, subject to any other procedures or steps which are analogous to those set out above and, so far as the Company is aware, are any such procedures or steps threatened.

3.3	No proceeding has been instituted by the Companies Registrar for the dissolution of the Company and no order has been made or petition presented or resolution passed for, or meeting convened to consider, the winding up of a Group Company.

3.4	No unsatisfied judgment is outstanding against any Group Company.

4.	POSSESSION OF DOCUMENTS

All title deeds relating to the assets of the Group and an executed copy of all material agreements to which the Company is a party and the original copies of all other material documents which are owned by, or which ought to be in the possession of, the Group are in the Group’s possession.

5.	THE ACCOUNTS

The Accounts:

5.1	have been prepared in accordance with all applicable law and accounting principles and practices generally accepted in Israel at the time they were audited and commonly adopted at that time by companies carrying on businesses similar to those carried on by the Company;

5.2	have been prepared on the same bases and policies of accounting as the consolidated annual financial statements of the Group for the two financial years preceding the financial year ending on the Accounts Date (and in particular there has been no change in any practice or policy or in any methods or bases of valuation or any accountancy treatment relating to the keeping of any such accounts);

5.3	are true, complete and accurate in all material respects and properly reflect and give a true and fair view of the assets, liabilities, financial position and state of affairs of the Group as at the Accounts Date and of the profit or loss of the Group for the period concerned;

5.4	properly disclose all the assets of the Group as at the Accounts Date to which they relate;

5.5	contain reasonable provision or reserves or appropriate notes in respect of all known liabilities (whether actual or contingent, quantified or unquantified or disputed) of the Group as at the Accounts Date to which they relate; and

5.6	except as expressly disclosed therein, are not affected by any extraordinary, exceptional or non- recurring items.

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6.	ACCOUNTING RECORDS

All accounts, books, ledgers, financial and other similar records of the Group are in the possession of the Group and have been kept up-to-date and completed on a proper and consistent basis.

7.	MANAGEMENT ACCOUNTS

7.1	The Management Accounts have been prepared in accordance with the same accounting policies used in preparing the Accounts applied on a consistent basis.

7.2	The Management Accounts are fair and not misleading and do not materially misstate the assets and liabilities of the Group as at the date and for the period in respect of which they have been prepared.

8.	EVENTS SINCE THE ACCOUNTS DATE

Since the Accounts Date:

8.1	there has been no adverse change in the financial or trading position or prospects of the Group and no circumstance has arisen which could give rise to such a change;

8.2	the business of the Group has been carried on in the ordinary and normal course, without any interruption and without any alteration in its nature, conduct, scale, scope or manner and no unusual, abnormal or onerous contract differing from the ordinary contracts necessitated by the nature of its business has been entered into by the Company;

8.3	the Group has not paid or become liable to pay any management, service or other such charges to any Holders or any person connected with any Holder other than in respect of goods and services supplied in the ordinary and normal course of business on commercial terms;

8.4	no Group Company has declared, paid or made any dividends or other distributions;

8.5	no Group Company has incurred any borrowings except in the ordinary and normal course of its business, except in connection with the Bridge Loan Agreement; and

8.6	no part of the Business has been affected to a material extent by the loss of any important customer, or of any source of supply or by the cancellation or loss of any order or contract or by any other abnormal factor or event nor so far as the Company is aware are there any circumstances likely to lead thereto;

8.7	no employee has been dismissed or made redundant nor has any Group Company taken or omitted to take any action which would entitle any employee to claim that he has been constructively dismissed;

8.8	there are no liabilities (including contingent liabilities) outstanding on the part of any Group Company other than those liabilities disclosed in the Accounts or incurred in the ordinary and proper course of business since the Account Date which are similarly disclosed in the Management Accounts or in the books and records of the Group; and

8.9	no accounting reference period of any Group Company has not ended or been extended.

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9.	BANK AND OTHER BORROWINGS

9.1	Full details of all limits on the Group’s borrowing facilities together with true, complete and accurate copies of all letters of credit, guarantees and other financial instruments issued on behalf of or for the benefit of the Group and which remain in force are contained in the First Disclosure Letter and the Group has not done anything whereby the continuance of those facilities may be affected or prejudiced.

9.2	Neither the acquisition of the Ordinary Shares by the Buyer nor the compliance with any terms of this Agreement will entitle (and no other event has occurred which would entitle) any third party (with or without the giving of notice) to call for the repayment of any indebtedness of the Group prior to its normal maturity date.

9.3	Except as Disclosed in the First Disclosure Letter, the Company has not created nor has it agreed to create any loan capital or any mortgage, debenture, lien, charge or other similar encumbrance or security interest over all or any of its property, assets, undertaking, goodwill, reserves or share capital.

9.4	There are no guarantees, suretyships, indemnities, letters of credit or similar commitments (whether secured or unsecured) given by the Group in respect of which obligations or liabilities (whether actual or contingent) are still outstanding.

9.5	The Group has not made any loans or advanced any monies or credit to any person, firm or company (other than credit given on normal commercial terms in the ordinary and normal course of business).

10.	INTENTIONALLY OMITTED.

11.	ASSETS, DEBT AND STOCK

11.1	Except as Disclosed in the First Disclosure Letter, none of the book debts included in the Accounts, the Management Accounts or which have subsequently arisen have been outstanding for more than two months from their due dates for payment.
11.2	All assets used by and all debts due to the Group or which have otherwise been represented as being its property or due to it or used or held for the purposes of its business are at the date of Completion its absolute property and none is the subject of any Encumbrance (save in respect of liens arising in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, retention of title, conditional sale or credit sale agreement.

11.3	The present stock and work-in-progress of the Group is in good condition and is (or will be once completed) capable of being sold profitably.

11.4	Each material asset needed for the proper conduct of the Business is in good repair and working order (fair wear and tear excepted).

12.	INTELLECTUAL PROPERTY

12.1	Except as Disclosed in the First Disclosure Letter, a Group Company is the sole and exclusive legal and beneficial owner of all Owned IPR, free from Encumbrances, other than non-exclusive licenses granted in the ordinary course of such Group Company’s business.

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12.2	All Owned IPR which are registered or in respect of which there are pending applications for registration (Registered IPR) are accurately listed in the First Disclosure Letter, including for each item listed, (a) the record owner, (b) jurisdiction in which each such item has been issued, registered, otherwise arises or in which any such application for issuance or registration has been filed, (c) the registration or application number, and (d) the issuance, registration or application date. All Registered IPR is subsisting, and so far as the Company is aware, all registrations and issuances included in the Registered IPR are valid and enforceable. No Registered IPR is currently the subject of any opposition, cancellation or other similar challenge to the registrability, validity or enforceability of any of the Registered IPR in any administrative or judicial proceeding. All fees required to be paid and all documents required to be filed by the Company to maintain a registration, issuance or application for any of the Registered IPR have been paid or filed when due or are in an available grace period for late payment or filing. So far as the Company is aware, there is no reason that any material Owned IPR which is capable of registration would not be registrable by the Company in each country of the world in which such Owner IPR is used, in each case if and to the full extent to which the registration of Intellectual Property Rights is practicable and customary in such country.

12.3	All Intellectual Property Rights owned by a third party and currently licensed to a Group Company is licensed under a written agreement (a License-In) that is subsisting, in full force and effect and binding on the relevant party and, so far as the Company is aware, there are no reasonable grounds for termination, rescission, avoidance, repudiation or a material change in the terms of any such License-In.

12.4	Accurate and complete copies of the Licenses-In (other than Licenses-In for commercially available, non-customised Software licensed by a third party to the Company on standard, non- negotiable terms for an annual fee of no more than US$25,000 that are not incorporated into any of the Group’s products or services) are attached to the First Disclosure Letter and the Licenses- In authorise the relevant Group Company to use the subject Licensed-In IPR in the ways in which they are in fact used by such Group Company.

12.5	The Owned IPR and the Licensed-In IPR (when used in within the scope of the applicable license) comprise all the Intellectual Property Rights required by the relevant Group Company to conduct the Business in the manner conducted at the date of this Agreement.

12.6	No Group Company has received any written or, so far as the Company is aware, unwritten notice (and no such written or, so far as the Company is aware, unwritten notice has been received on a Group Company’s behalf) in the three (3)-year period ending on the date of this Agreement, in any such case alleging or suggesting that any of the Owned IPR is invalid, unenforceable or otherwise challenging the relevant Group Company’s ownership thereof.

12.7	No Group Company has sent any written notice (and no such written notice has been sent on a Group Company’s behalf) in the three (3)-year period ending on the date of this Agreement alleging or suggesting that any third party is or was infringing, misappropriating or otherwise violating any Owned IPR.

12.8	The business of each relevant Group Company as now carried on, including the products and services provided or made available by the Company, does not (a) breach any Licenses-In or Licenses-Out and (b) does not infringe, misappropriate or otherwise breach any Intellectual Property Rights of any other person.

12.9	No Group Company has received in the three (3) year period ending on the date of this Agreement any written or, so far as the Company is aware, unwritten notice alleging or suggesting that it has infringed, misappropriated or otherwise violated, or by conducting its business, would infringe, misappropriate or otherwise violate any Intellectual Property Rights of any other person.

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12.10	So far as the Company is aware, none of the Owned IPR is being or has been infringed, misappropriated or otherwise breached by any person.

12.11	No right has been granted by or on behalf of a Group Company to any third party to do anything which would infringe the Owned IPR except under written license (Licenses-Out). Accurate and complete copies of the Licenses-Out are attached to the First Disclosure Letter.

12.12	There has not been any default (or any event which with notice or lapse of time or both would constitute such a default) under any of Licenses-In or the Licenses-Out by any Group Company and, so far as the Company is aware, there are no circumstances which are likely to give rise to the same.

12.13	Each officer, employee, contractor or consultant that has developed any of the Owned IPR has presently assigned to a Group Company, or a Group Company otherwise owns pursuant to Applicable Law, any and all of such person’s right, title and interest in any Owned IPR created, developed or conceived in the course of such person’s employment, engagement or retention thereby, other than moral rights to the extent not assignable under Applicable Law.

12.14	All material information forming part of the material Owned IPR (including in each case any Trade Secrets) is adequately documented in accordance with standard industry practices. Each Group Company takes commercially reasonable steps to protect the confidentiality, secrecy and value of its Trade Secrets, and the Trade Secrets of any other person to whom such Group Company has a confidentiality obligation, and so far as the Company is aware, in the six (6) years prior to the date of this Agreement there has been no unauthorised access to or disclosure of any Trade Secrets of a Group Company. No Group Company has licensed, provided or made available to any person, or otherwise permitted any person to access or use, any source code or related source documentation for any Software owned or purported to be owned by a Group Company (“Group Source Code”), other than employees or independent contractors of a Group Company who have written confidentiality obligations to such Group Company restricting the use and disclosure of such Group Source Code. The Group has not put in place any escrow agreement in respect of any Group Source Code.

12.15	The Group owns and is in possession of up to date and accurate copies of all Group Source Code. The Group Source Code of any Software owned or purported to be owned by a Group Company will enable a reasonably skilled programmer or analyst to maintain that Software without the assistance of any other person or reference to any other materials.

12.16	No Group Company has incorporated any Open Source Software in, or used any Open Source Software in connection with, any Software developed, licensed, distributed, used or otherwise exploited by it or any of its customers in a manner that requires the contribution, licensing, attribution or disclosure to any third person of any portion of the source code of any such Software or any Intellectual Property Rights owned or purported to be owned by a Group Company or that would otherwise diminish or transfer the rights of ownership in any Intellectual Property rights or Software of such Group Company to any third person. The Group is in compliance with the terms and conditions of all relevant licenses for Open Source Software used in the business of the Group.

12.17	All documentation material to the title to any Owned IPR are in the possession of the Group.

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12.18	The IT Systems, in all material respects, are adequate for, and operate and perform sufficiently for the purposes of, the business carried on by the Group, and the Group has all necessary consents and other third party rights (including Intellectual Property Rights) or services required to host, operate and maintain the IT Systems.

12.19	A Group Company is the exclusive owner or lessor and has direct control of and/or is validly licensed or otherwise authorised to use the IT Systems.

12.20	All Software (including all programs and data in such Software) used by the Company is reliable and readable. All media on which such Software is stored are in good readable condition and contain no programs or data which are either intended to or which may have the effect of modifying, deleting or otherwise impairing such Software (or any of the programs or data in such Software) or any other programs or data which are either intended to or which may have the effect of impairing any computer hardware.

12.21	All IT Systems used by the Group are, in all material respects, in adequate working order and have, in all material respects, been properly and regularly maintained. The Group has in force maintenance contracts for all items of computer hardware (including operating systems) and software support contracts for all items of Software, to the extent reasonably necessary or prudent for the operations of the business of the Group, and, far as the Company is aware, these maintenance and support contracts would be renewable upon their expiry (if so required by the Company) upon substantially similar terms to those now applicable.

12.22	No part of the IT Systems has suffered a failure which, as at the date of this Agreement, continues to have a material and adverse effect on the functioning of the IT Systems and, so far as the Company is aware, there are no material defects in the IT Systems.

12.23	So far as the Company is aware, no material part of the IT Systems is or, in the last twelve (12) months, has been infected by any virus or other destructive program or script or other extraneously induced malfunction or contaminant that would cause a failure of the IT Systems (whether due to disaster, power failure or other material event impacting the performance of the IT Systems) that would have a material and adverse effect on the functioning of the IT Systems, or enable or assist any person to access without authorization the IT Systems. The Company operates reasonable security controls in order to avoid all such events.

12.24	The Group has implemented commercially reasonable procedures for ensuring the security of the IT Systems and the confidentiality, integrity and availability of all non-public information about the business of the Group and, so far as the Company is aware, no person has had unauthorised access to the IT Systems or any data or other information stored thereon.

12.25	The Group’s use of the IT Systems does not infringe any Intellectual Property Rights of any third party.

12.26	No Group Company has received and/or used: (a) government funding or governmental grants; or (b) facilities of a university, college, other educational institution or research centre. No employee, consultant or independent contractor of a Group Company, who was involved in, or who contributed to, the creation or development of any Owned IPR, has at the same time performed services for or otherwise was under restrictions resulting from his/her relations with any government, university, college or other educational institution or research centre during a period of time during which any Owned IPR were created or during such time that such employee, consultant or independent contractor was also performing services for or for the benefit of a Group Company, nor has any such person created or developed any Owned IPR with any governmental grant.

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12.27	No Group Company has developed, nor is it developing, any product or technology to be used exclusively for military purposes or that includes encryption technology in a manner restricted under applicable Israeli law, technology with military applications, or other technology the development, commercialization or export of which is restricted under applicable Israeli law, and the business of the Group does not require any Group Company to obtain a license from the Israeli Ministry of Defence or an authorized body thereof pursuant to Section 2(a) of the Control of Commodities and Services Declaration (Engagement in Encryption), 1974, as amended, or the Control of Commodities and Services Order (Export of Warfare Equipment and Defence Information) 1991, as amended.

13.	DATA PROTECTION

13.1	Each Group Company has carried on its business at all times in compliance with the Data Protection Laws.

13.2	Each Group Company has complied with all applicable notification or registration obligations under the Data Protection Laws, including the payment of any requisite fees or charges.

13.3	The Group has implemented appropriate technical and organisational measures, including data protection policies, to protect against the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to Personal Data and to ensure compliance with the Data Protection Laws and, so far as the Company is aware, each officer or employee of the Company has at all times complied with such measures and there has not been any breach of such measures.

13.4	Each Group Company has complied with all data subject requests, including requests for the rectification or erasure of Personal Data, and no such requests are outstanding.

13.5	Each Group Company has carried out, and maintained complete, accurate and up to date records of, all data protection impact assessments required by the Data Protection Laws.

13.6	No Group Company has received any:

(a)	notice, request, correspondence or other communication from any Data Protection Authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of its obligations under the Data Protection Laws; or

(b)	claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws, and, so far as the Company is aware, there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

14.	CONTRACTS

14.1	No Group Company:

(a)	has any capital commitments;

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(b)	is a party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which affects or restricts the freedom of the Group Company to carry on the whole or any part of the Business in any part of the world in such manner as it thinks fit;

(c)	has become bound and no person has become entitled (or with the giving of notice and/or the issue of a certificate and/or the passage of time or otherwise may become entitled) to require it to repay any loan capital or other debenture, redeemable preference share capital, borrowed money or grant made to it by any governmental or other authority or person prior to the stipulated due date (other than the Convertible Notes, the Captive Finance Agreement and the Bridge Loan Agreement);

(d)	is a party to any agreement which is or may become terminable as a result of the entry into or completion of this Agreement;

(e)	is bound by any guarantee or contract of indemnity or suretyship under which any liability or contingent liability is outstanding;

(f)	has entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset;

(g)	is a party to any joint venture, consortium, partnership, unincorporated association or profit sharing arrangement or agreement; or

(h)	is in default of any agreement or arrangement to which it is a party.

14.2	No Group Company is a party to any contract or arrangements binding upon it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm’s length basis.

15.	INSIDER CONTRACTS

Except as Disclosed in the First Disclosure Letter, no Holder nor any person in which it has or had any interest (direct or indirect, either solely or jointly with any other party and whether as shareholder, employee, director, consultant or otherwise) has (or has ever had) a trading relationship with a Group Company nor have any of them ever entered into any other type of transaction or arrangement with a Group Company (other than in the capacity as a shareholder or employee of the Company); and none of them provides (or has in the past provided) goods or services in competition with the Group.

16.	DEFAULTS, ETC

16.1	None of the obligations owed by any third party to a Group Company is unenforceable and no event has occurred as regards a Group Company which would entitle any third party to terminate any contract or benefit enjoyed by a Group Company or call in any money before the normal due date therefor.

16.2	No Group Company is or is any other party to any agreement, commitment, transaction or arrangement with a Group Company in default thereunder and there are no circumstances likely to give rise to such a default.

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17.	LIABILITIES

17.1	There are no liabilities (including contingent liabilities) which are outstanding on the part of the Group other than those liabilities Disclosed in the Accounts or incurred, in the ordinary and normal course of trading, since the Accounts Date.

17.2	There are no outstanding liabilities or commitments on the Group arising from any arrangements for the disposal of any shares, property or other assets (other than in the ordinary and normal course of business) previously owned by the Group.

18.	ANTI-CORRUPTION

18.1	No Group Company is or has it at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the Foreign Corrupt Practices Act of 1977 (as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended or supplemented from time to time), the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997, Sections 291 and 291A of the Israeli Penal Law, 1977, or similar applicable legislation in the jurisdictions in which the Company operates (Anti-Corruption Laws).

18.2	No person (including an employee) who performs or has performed services for or on the Group’s behalf has engaged in any activity, practice or conduct which would constitute a breach of Applicable Laws relating to Sanctions in respect of services performed for or on behalf of the Group.

18.3	No Group Company has received written notice in the twenty four (24) months immediately preceding the date of this Agreement with respect to any investigation, enquiry or enforcement proceedings by any Governmental Authority regarding any offence or alleged offence under any applicable Anti-Corruption Laws or applicable Laws relating to Sanctions.

19.	LITIGATION AND LEGAL PROCEEDINGS

19.1	Except as Disclosed in the First Disclosure Letter, no Group Company is engaged, either on its own account or vicariously, in any legal proceedings (including litigation, arbitration or any hearing before any tribunal, governmental, regulatory or official body) and, neither is, in relation to such Group Company’s affairs, any officer or employee of such Group Company and, so far as the Company is aware, no such legal proceedings are pending or threatened.

19.2	So far as the Company is aware, there is no matter or fact in existence which might give rise to any legal proceedings involving the Group, including any which might form the basis of any criminal prosecution against a Group Company.

19.3	Except as Disclosed in the First Disclosure Letter, in the three (3) years before the date of this Agreement, no Group Company has been involved in any legal proceedings with any person who is or was a significant customer, client or supplier of such Group Company or where such legal proceedings resulted in adverse publicity or loss of goodwill.

19.4	No Group Company is subject to any order or judgment given by any court, arbitrator, tribunal, regulator or governmental agency which is still in force and has not given any undertaking to any court, arbitrator, tribunal, regulator or governmental agency or to any third party arising out of any legal proceedings

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20.	INSURANCE

20.1	Particulars of all policies of insurance of the Group now in force have been Disclosed and such particulars are true and correct and all premiums due on such policies have been duly paid and all such policies are valid and in force.

20.2	There is no claim outstanding under any insurance policy and, so far as the Company is aware, there are no circumstances likely to give rise to such a claim.

20.3	A complete record of insurance claims of the Group for the last three years has been Disclosed in the First Disclosure Letter.

21.	OFFICERS AND EMPLOYEES

21.1	Summaries of all contracts of service or for services and other arrangements (including, without limitation, length of service, details of notice periods, confidentiality obligations, intellectual property rights and obligations and all remuneration) of all officers, employees, workers and consultants of the Group (Employees) are set out in or copies thereof annexed to the First Disclosure Letter.

21.2	The Group has complied in all material respects with all applicable mandatory employment laws, case law, statues, legislations, regulations rules, orders (including applicable extension orders), permits, policies, customs, contracts and agreements relating to employment, employment practices, terms and conditions of employment, worker classification and to the proper deductions, withholding and remission, including to the proper tax and other authorities, of all sums required to be deducted or withheld by an employer from employees under applicable laws respecting such payments.

21.3	The Group has paid in full to all of its respective employees, wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees on or prior to the date hereof, if and to the extent applicable and there are no outstanding liabilities towards any Employee or former Employee in relation to their employment or engagement with the Company under any Applicable Law or contract. The obligations of the Group to provide (i) pension arrangements and statutory severance pay to its employees located in Israel or subject to the Israeli Law pursuant to the Israeli Severance Pay Law (5723-1963), are fully funded in accordance with Section 14 under the Israeli Severance Pay Law, 1963 or are otherwise accrued or reserved for, from the commencement date of the employee’s employment and on the basis of the employee’s entire base salary, and (ii) recuperation pay and vacation pay are fully funded or accrued on the accounts of the Company to the extent required by applicable accounting principles. The Group is not bound by or subject to any contract, commitment or arrangement with any labour union, trade union or other similar organization or body, including any collective labour bargaining agreements/arrangements and any extension order, and no labour union, trade union or similar organization or body has in the three (3)-year period ending on the date of this Agreement, requested or, so far as the Company is aware, has sought to represent any of the employees of the Group, except, for those provisions of general agreements applicable to all employees in Israel by extension order. No Group Company is now, nor has it been in the five (5)-year period ending on the date of this Agreement, a member of any employer’s association or organisation, and no employers’ association or organization has made, in the five (5)-year period ending on the date of this Agreement, any demand for payment of any kind from a Group Company.

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21.4	So far as the Company is aware, neither the employment by the Company of any of its employees, nor the engagement by it with any of its respective Employees, constitutes so far as the Company is aware, a breach of any of such persons’ obligations to third parties, including non-competition or confidentiality obligations.

21.5	So far as the Company is aware, no officer or Senior Employee intends to terminate his/her employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

21.6	Other than their salary, the Employees of the Group are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intents and purposes, including for social contributions and severance pay.

21.7	Appended to the First Disclosure Letter are true and correct copies of:

(a)	the standard employment agreement form used by each Group Company (standard terms and conditions);

(b)	any employment contracts that materially deviate from the standard terms;

(c)	the contracts of employment and offer letters (if applicable) for all Senior Employees; and

(d)	benefit plans and staff handbooks pertaining to the Employees.

21.8	No person has accepted an offer of employment or engagement made by the Group whose employment or engagement has yet to start and who will receive a salary or fees of more than US$75,000 (or local currency equivalent) per annum and there are no offers of employment or engagement which have been issued to any person who will receive a salary or fees of more than US$75,000 (or local currency equivalent) per annum that remain open for acceptance.

21.9	No contractual or gratuitous payment (including in the form of a “golden parachute”) or benefit has been made or may become due to be made to any Employee or former employee in connection with the transactions contemplated by this Agreement and compliance with the terms of this Agreement will not enable any Employee to terminate their employment or engagement other than in accordance with their contractual notice provisions. In addition, none of the execution, delivery or performance of this transaction will or may (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any contract that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), entitlement, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee or former employee.

21.10	So far as the Company is aware, all Employees are entitled to work in the jurisdiction in which they are employed.

21.11	No Group Company is engaged or involved in any material dispute with any trade union, staff association or any other body representing workers.

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21.12	During the two (2)-year period ending on the Completion Date, no Group Company has (a) received any claim from or (b) instigated any claim against any Employee or former Employee which remains outstanding against a Group Company and no Employee or former employee is involved in any pending or, so far as the Company is aware, threatened claim against, or dispute with, the Group -:

(a)	in respect of any employment relationship, forming employment relationship or termination of employment relationship;

(b)	in respect of any accident or injury which is not fully covered by insurance;

(c)	for breach of any contract of services or for services; or

(d)	for loss of office or arising out of or connected with his employment or the termination of his office or employment (Employment Dispute).

21.13	So far as the Company is aware, there are no circumstances which can reasonably be expected to be grounds for any Employment Dispute.

21.14	Appended to the First Disclosure Letter are copies of or accurate summaries of all long term incentive plans, profit related pay schemes, share incentive schemes and the Company Option Plan which the Company operates or in which its employees are entitled to participate, together with copies of any approvals issued by the relevant Tax Authority in respect of such schemes. All such schemes have been operated in all material respect in accordance with their rules and all applicable statutory requirements have been complied with in all material respects. The list set out in Schedule of the First Disclosure Letter is complete and accurate and it specifies, with respect to any option granted under the Company Option Plan, the type of the option, the number and type of shares issuable upon the exercise of such option, the exercise price, date of grant, acceleration provisions, vesting schedule and expiration date thereof and a description whether options granted under Section 102 or Section 3(i) of the Israeli Tax Ordinance or under any other applicable arrangement whether by virtue of Israeli law or foreign law, and whether election was made to treat such option under the capital gain route or ordinary income route.

21.15	Each current and former employee, consultant and officer of the Group has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms appended to the First Disclosure Letter. Each current and former Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms appended to the First Disclosure Letter. So far as the Company is aware, none of its Senior Employees is in violation of any agreement covered by this paragraph.

21.16	No gratuitous payment has been made or promised in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or of any contract for services of any present or former director, employee, worker or consultant of the Company.

21.17	There are no agreements or arrangements (whether legally enforceable or not) in relation to which the Company has incurred, will incur or could incur any liability or responsibility for or in relation to the provision of any pensions, allowances, lump sums gratuities or other like benefits on redundancy, retirement, withdrawal from service or on death or during periods of sickness or disablement or accident for or in respect of any director, or former director or employee or former employee of the Group - or any person who has at any time agreed to provide services to the Company or any dependants of any such persons and no proposals or announcements have been made about the introduction, continuance, variation of, or payment of any contribution towards any such agreements or arrangements.

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22.	THE PROPERTIES

22.1	No Group Company owns freehold interest in any Property.

22.2	The First Disclosure Letter contains complete and accurate details of the Properties leased by the Company.

22.3	The Group has no interest in real estate and is not under any liability (actual or contingent) in respect of any obligations relating to real estate save for the Properties.

22.4	A Group Company is the lessee or sub-lessee (as applicable) of the Properties and is in actual occupation of each Property.

22.5	There are neither any current disputes, actions or claims in relation to any of the Properties pending nor, so far as the Company is aware, are any such disputes, claims or actions threatened.

22.6	There is no (a) subsisting material breach or material non-observance of any covenant, condition or agreement contained in the lease under which a Group Company holds its interest in the Property, on the part of such Group Company nor, so far as the Company is aware, is there any such subsisting material breach or material non-observance on the part of the relevant landlord; or (b) right for the landlord to terminate the lease before the expiry of the contractual term, otherwise than by breach of the lease by the lessee.

23.	ENVIRONMENTAL MATTERS

There are not pending or, so far as the Company is aware, threatened proceedings, claims or actions against any Group Company brought under Environmental Laws (Environmental Claims) before any court, arbitrator or other body which would in the event of an unfavourable judgement, decision or order have a material and adverse effect on the financial or trading position of the Company or the use of any of the Properties and, so far as the Company is aware, there are no circumstances which are likely to give rise to any such Environmental Claims.

24.	TAX WARRANTIES

24.1	All payments in respect of Tax which should have been made by the Group have been made in full by or on behalf of the Group within the requisite periods.

24.2	The provisions or reserves for Tax in the Accounts (other than in respect of deferred Taxation) are sufficient (on the basis of the rates of Tax current at the date of those accounts) to cover all Tax for which the Company was at the Accounts Date liable in accordance with generally accepted accounting practice.

24.3	The Group has prepared, kept and preserved sufficient records as required by law and to enable it to deliver materially correct and complete returns. Such records are materially accurate and up-to-date. The Company has in its possession or power all the records and information which it needs to determine its liabilities to Taxation which may arise on the disposal or deemed disposal of any of its assets in the future (including, without limitation, all documentation required to comply with its liabilities if any, pursuant to transfer pricing legislation in any jurisdiction).

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24.4	All material returns, amended returns, computations, notices, claims, elections, filings or other documents which have been made by the Group for any Taxation purpose were submitted within the prescribed time limits and were correct in all material respects.

24.5	The Disclosure Letter gives full details of all elections, notices, claims and disclaimers which have been assumed to have been made for the purposes of computing any provision for Tax in the Accounts.

24.6	The Group is not involved in any material dispute in relation to Taxation and so far as the Company is aware no circumstances exist by reason of which such a dispute may arise. The Company has not, within the last six (6) years, been subject to any non-routine visit, audit, investigation, enquiry, discovery or access order by any Tax Authority.

24.7	The amount of Tax chargeable on the Company during any accounting period ending on or within the six (6) years before the Accounts Date has not depended on any concessions, agreements or other formal or informal arrangements with any Tax Authority.

24.8	Copies of all applications for clearance made and all consents or clearances obtained in the last four (4) years (together with all relevant particulars) have been Disclosed.

24.9	All payroll tax and social security contributions have been properly deducted by the Company and have been fully and correctly paid to the appropriate Tax Authority.

24.10	All Taxation required to be deducted or withheld from any payments made by the Group which it is obliged to make has been deducted or withheld and accounted for in full to the appropriate Tax Authority.

24.11	Each Group Company is and has always been resident only in its jurisdiction of incorporation for Taxation purposes and has never carried on any trade, business or other activities through a permanent establishment outside its country of incorporation.

24.12	No Group Company is an agent or permanent establishment of another company, person, business or enterprise for the purpose of assessing such company, person, business or enterprise to Tax in the country of residence of the Company.

24.13	Each Group Company has complied with applicable transfer pricing legislation in its jurisdiction of incorporation and any other jurisdiction in which it has a permanent establishment.

24.14	Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions and made all necessary returns in relation to the collection and payment of customs duties, excise duties and other charges having an equivalent effect and has provided all necessary information and documentation and paid all amounts due to the appropriate Taxation Authority in relation to such charges within the prescribed time limits.

24.15	Each Group Company has not entered into any indemnity, guarantee, covenant, tax sharing or tax allocation agreement under which it has agreed or can be procured to meet or pay a sum equivalent to or by reference to another person’s liability to Tax.

24.16	No Group Company is liable nor has any event or omission occurred in consequence of which any Group Company could at any time become liable to make a payment to any person as a result of the discharge by that person of any liability of such Group Company to Taxation incurred on or before Completion.

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24.17	No Group Company has been a party to, nor has been otherwise involved in, any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Taxation.

24.18	There has been no indication from the ITA that the consummation of the transactions contemplated by this Agreement would adversely affect the Company’s ability to set off for Israeli Tax purposes in the future any and all losses accumulated by the Company as of the Completion Date.

24.19	No Group Company has received any grant from the Israel Innovation Authority or any other Israeli governmental or regulatory authority, including the Investment Center of the Ministry of Economy and Industry of the State of Israel.

24.20	No Group Company (i) owns any “Approved Enterprise”, “Benefitted Enterprise” or “Preferred Enterprise,” as each such term is defined in the Israeli Law for Encouragement of Capital Investments, 1959, or (ii) is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2.

24.21	The Company has never been (i) at any time a “real property” company (Igud Mekarkein) as such term is defined in the Israeli Real Property Taxation Law (Capital Gain, Sale and Purchase), 1963.

24.22	Any related party transactions subject to Section 85A of the Israeli Tax Ordinance and the regulations promulgated thereunder effected by the Company have been on an arm’s length basis in accordance with such Laws and regulations.

24.23	In relation to value added Tax, as defined in the Israeli Value Added Tax Law – 1975, the Company and each of its Subsidiaries, to the extent applicable with respect to such Person:

(a)	has been duly registered for the purpose of value added tax, as defined in the Law concerning value added taxes in Israel;

(b)	has complied with all statutory requirements, orders, provisions, directives or conditions concerning such tax; and

(c)	has collected and timely remitted (taking into account any extension of time) to the relevant governmental entity all of such taxes which they were required to collect and remit under any Applicable Law;

(d)	has not made any exempt transactions (as defined in the Israeli Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of such tax chargeable or paid on inputs, and other transactions and imports made by it; and

(e)	has not received a refund for input value added tax for which they are not entitled under any Applicable Law.

24.24	The Company does not and has never taken a tax position that is subject to reporting under Section 131E of the Israeli Tax Ordinance. The Company has never obtained a legal or Tax opinion that is subject to reporting under Section 131D of the Ordinance;

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24.25	Each Employee Plan that, to the knowledge of the Company, is subject to Section 409A of the

24.26	The Company Options and Company Shares that were intended to qualify under the capital gains route of Section 102 of the Israeli Tax Ordinance have received a favorable determination or approval letter from, or have otherwise been approved by, or deemed approved by, the ITA. Such Company 102 Options and Company 102 Shares have been granted and/or issued, as applicable, in compliance with the applicable requirements of Section 102 of the Israeli Tax Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the appointment of an authorized trustee to hold the Company 102 Options and Company 102 Shares, the receipt of all required consents and Tax rulings and the due and timely deposit of such Company Options and Company Shares with the 102 Trustee pursuant to the terms of Section 102 of the Israeli Tax Ordinance and any regulation, publication or guidance issued by the ITA.

25.	PPP LOAN

25.1	After review and consideration of Applicable Laws (including, but not limited to, the CARES Act and SBA procedural notices and frequently asked questions or FAQs), the Subsidiary submitted an application for a loan under the Paycheck Protection Program of the CARES Act (such loan, together with all applications, documents and other information provided therefor, the PPP Loan). The Subsidiary received loan proceeds in the amount of $342,500 (including all accrued interest during the term of the PPP Loan, the PPP Loan Amount). In the good faith determination of the Company and the Subsidiary, the then-current economic uncertainty, the Subsidiary’s business circumstances and the Subsidiary’s inability to access other sources of liquidity sufficient to support its ongoing operations made the PPP Loan necessary to support the ongoing operations and payroll of the Subsidiary. Without limiting the foregoing, after review and consideration of the requirements of Applicable Laws, (a) each of the Company and the Subsidiary determined that the Subsidiary was eligible for the PPP Loan at the time of application, acceptance of the PPP Loan and during the spending of the PPP Loan, (b) there were no affiliations which would disqualify the Subsidiary from applying for and receiving the PPP Loan and (c) the Company and the Subsidiary remain in full compliance with the obligations, terms and conditions of each of the PPP Loan and Applicable Laws.

25.2	The Subsidiary’s application for the PPP Loan, including all representations and certifications therein (including with respect to eligibility, necessity and loan amount), and any applications (including, but not limited to, the application for forgiveness of the PPP Loan), other documents and other information submitted to the PPP Lender, the SBA or any other Governmental Authority were true, correct and complete at the time of submission through the date hereof. The Subsidiary used the proceeds of the PPP Loan solely for the purposes permitted by Applicable Laws, including, but not limited to, the CARES Act and guidance promulgated by the SBA. The Company and the Subsidiaries complied in all material respects with all requirements of Applicable Laws, including the CARES Act and guidance promulgated by the SBA. The PPP Loan has been fully forgiven in the amount of the PPP Loan Amount in accordance with Applicable Laws, including the CARES Act, and all obligations of the Company or any Subsidiary in connection with the PPP Loan have been fully satisfied.

25.3	The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance by the Company or any Subsidiary with any provision hereof are not in contravention of the terms of the PPP Loan or any obligation of the Company or any Subsidiary related to the PPP Loan or Applicable Laws.

25.4	The PPP Loan was spent solely by the Subsidiary. Neither the Company nor any Subsidiary comingled any of the proceeds of the PPP Loan with any other funds of the Company or any Subsidiary.

25.5	Except for the PPP Loan, neither the Company nor the Subsidiaries have applied for, received, or been awarded any loan, grant, economic stimulus, or other benefit from, or incurred any liabilities or indebtedness in connection with, any Governmental Authority or other person as a result of or in connection with the COVID-19 Pandemic, pursuant to the CARES Act or any other COVID-19 Assistance Program.

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SCHEDULE 6

LIMITATION OF LIABILITY

1.	TIME LIMITATION

1.1	The Company shall not be liable in respect of any Claim or Tax Claim unless Notice of such Claim or Tax Claim is given by the Buyer to the Company:

(a)	in the case of a Claim other than a Fundamental Claim, by not later than 5.00pm on the date falling 18 months after the Completion Date; and

(b)	in the case of a Tax Claim or a Fundamental Claim, by not later than 5.00pm on the seventh anniversary of the Completion Date.

2.	MONETARY LIMITATION: MAXIMUM

The aggregate liability of the Company in respect of all Claims and Tax Claims shall not in any circumstances exceed $1.

3.	GENERAL EXCLUSIONS

No liability (whether in contract, tort or otherwise) shall attach to the Company in respect of any Business Warranty Claim (other than a Tax Claim, in respect of which the provisions of the Tax Covenant shall apply) to the extent that:

3.1	the Business Warranty Claim or the events giving rise to the Business Warranty Claim would not have arisen but for: (a) an act, omission or transaction of the Buyer otherwise than: (i) in the ordinary course of trading of the Company as at present carried on; (ii) pursuant to compliance with any contracts to which a Company is a party at Completion (excluding the Transaction Documents); or (iii) in order for the Company to comply with any Applicable Laws in force at Completion; or (b) which would not have arisen but for any claim, election or surrender or disclaimer made or omitted to be made or notice or consent given or omitted to be given by the Buyer under the provisions of any Applicable Laws relating to Tax;

3.2	the Business Warranty Claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability;

3.3	allowance, provision or reserve in respect of the matter giving rise to the Business Warranty Claim shall have been made in the Accounts, or to the extent that the matter giving rise to the Business Warranty Claim shall have been noted or taken into account in the Accounts;

3.4	the Business Warranty Claim occurs wholly or partly out of or the amount thereof is increased as a result of:

(a)	any change in the accounting principles or practices of the Buyer introduced or having effect after the Completion Date;

(b)	any increase in the rates of Taxation made after the Completion Date;

(c)	any change in law or regulation or in its interpretation or administration by the English courts or Israeli courts, any tax authority or any other fiscal, monetary or regulatory authority (whether or not having the force of law); or

(d)	the loss or damage giving rise to the claim is recovered by the Buyer under any policy of insurance.

4.	NO DOUBLE RECOVERY

The Buyer shall not be entitled to recover more than once in respect of the same Loss. No liability (whether in contract, tort or otherwise) shall attach to the Company in respect of any Tax Claim to the extent that the facts or circumstances giving rise to the Tax Claim also give rise to a Claim and the Company shall have satisfied such Claim (and vice versa).

5.	CONSEQUENTIAL LOSS

The Company shall not be liable for any Claim or Tax Claim in respect of indirect or consequential loss.

6.	FRAUD

None of the limitations in this Schedule shall apply to any Claim or Tax Claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Company or any of their respective directors, officers, employees or agents.

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SCHEDULE 7

TAX COVENANT

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule, expressions defined in the Agreement shall bear the same meanings unless the context otherwise requires or unless they are expressly given different meanings.

1.2	In this Schedule unless the context otherwise requires, the following terms shall have the following meanings:

Accounts Relief	any Relief which is shown as an asset in the Accounts or is taken into account in computing (and so reducing or eliminating) any provision for deferred Tax which appears, or which but for the presumed availability of the Relief would have appeared, in the Accounts;

Actual Tax Liability	a liability or an increase in a liability to make an actual payment of Tax whether or not such Tax is also or alternatively chargeable against or attributable to, or recoverable from any other person;

Buyer’s Relief	means: (a) any Accounts Relief; (b) any Post-Completion Date Relief; or (c) any Relief, whenever arising, of the Buyer or any member of the Buyer’s Group other than a Group Company;

Deemed Tax Liability	means:

(a)	the setting off of a Buyer’s Relief against an Actual Tax Liability of a Group Company in respect of which the Group Company would have been liable under paragraph 2.1 or (as the case may be) against income, profits or gains which would have given rise to such an Actual Tax Liability (a “Set Off Liability”), in which event the amount of the Set Off Liability is the amount of the Actual Tax Liability saved or avoided by such setting off;

(b)	the unavailability of an Accounts Relief in consequence of an Event occurring on or before Completion in which event the amount of the Deemed Tax Liability is:

(i)	where the unavailable Accounts Relief is a deduction from or set-off against either Tax or income, profits or gains (an “Unavailable Relief Liability”), the amount of Tax which would have been saved or avoided but for such unavailability assuming for this purpose that a Group Company had sufficient profits or was otherwise in a position to use the Accounts Relief; and

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(ii)	where the unavailable Accounts Relief is a right to a repayment of Tax (an “Unavailable Repayment Liability”), the amount of Tax which would have been repaid but for such unavailability;

Event	any event, occurrence, transaction, circumstance, act or omission whatsoever including being, or ceasing to be, a member of a group or under the control of any person for the purposes of any Tax, being or ceasing to be resident in any jurisdiction for the purposes of any Tax, the execution of the Agreement and Completion or the death of any person;

Post-Completion Date Relief	any Relief which arises in consequence of or by reference to an Event occurring after the Completion Date and not in consequence of or by reference to any Event occurring or deemed to occur on or before the Completion Date;

Relief	includes any relief, loss, allowance, exemption, set-off, credit, deduction or other relief from any Tax or relevant to the computation of any Tax or of any income profits or gains or any right to repayment of Tax;

Taxation or Tax	all forms of taxes, duties, charges, levies, imposts, contributions (including national insurance, apprenticeship levy and social security contributions), withholdings or amounts in the nature thereof, whenever and by whatever authority imposed and whether of Israel, the United States of America or elsewhere, irrespective of the person to which any such taxes, duties, charges, levies, imposts, contributions, withholdings or amounts are directly or primarily chargeable, together with all interest, fines, penalties, surcharges and charges incidental or relating to any of the foregoing;

Tax Authority	any revenue, governmental, customs or fiscal authority, body or person, whether of Israel or elsewhere competent to impose, assess or collect any Tax;

Tax Liability	any Actual Tax Liability, any Deemed Tax Liability, or any other liability falling within paragraph 2.1; and

unavailability	in relation to an amount of a Relief, the reduction, loss, modification, claw-back, counteraction, non-existence disallowance or cancellation of or failure to obtain all or part of that Relief and “unavailable” shall be construed accordingly.

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1.3	The covenants contained in paragraph 2 shall be construed as separate and independent and none of them shall be affected or restricted by any other except to the extent that any payment made by the Company in respect of one covenant shall discharge the same liability under the other covenants which shall arise out of the same subject matter.

1.4	For the purposes of determining the time at which any of the matters mentioned below occurred (that is, whether the same occurred on, before or after Completion, or in respect of a period before or after Completion) it shall be assumed that an accounting period (and a period of account) of a Group Company ended on Completion (and/or, where relevant, that any other period by reference to which Tax falls to be charged or assessed ended on Completion). The matters are:

1.4.1	any profits being earned, accrued or received;

1.4.2	any Relief arising; and

1.4.3	any Event occurring.

1.5	For the avoidance of doubt, any reference to something occurring in the “ordinary course of business” shall (without prejudice to the generality of the term) not include the following:

1.5.1	anything that involves, or leads directly or indirectly to, any Tax Liability of a Group Company that is (or but for an election would have been) the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Group);

1.5.2	anything that relates to or involves the acquisition or disposal (or deemed acquisition or disposal) of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction that is not entered into on arm’s length terms;

1.5.3	anything that relates to or involves the making of a distribution or deemed distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or a Group Company becoming or ceasing to be, or being treated as ceasing to be, a member of a group of companies, or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

1.5.4	anything that relates to any scheme, transaction or arrangement that gives rise, or may give rise, to a Tax Liability under any anti-avoidance legislation, that is designed partly or wholly (or contains steps or stages designed partly or wholly) to avoid, reduce or defer a Tax Liability or that gives rise to a duty to notify a Tax Authority under legislation introduced to counter tax avoidance;

1.5.5	anything that gives rise to a Tax Liability on deemed (as opposed to actual) profits or to the extent that it gives rise to a Tax Liability on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts;

1.5.6	anything that involves, or leads directly or indirectly to, a change of residence of a Group Company for Tax purposes; or

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1.5.7	any liability arising as a result of the failure to properly deduct or account for Tax, or to comply with the provisions of any Tax legislation or subordinate legislation (including regulations) and any act, omission or transaction that gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Tax.

2.	COVENANTS

2.1	Subject to the provisions of paragraph 3, the Company covenants with the Buyer to pay to the Buyer an amount equal to:

2.1.1	any Actual Tax Liability of a Group Company in respect of or by reference to any income, profits or gains earned, accrued or received or deemed for Tax purposes to have been earned, accrued or received on or before Completion;

2.1.2	any Actual Tax Liability of a Group Company in respect of, by reference to or in consequence of any Event which occurred or is deemed for Tax purposes to have occurred on or before Completion;

2.1.3	any Actual Tax Liability for which a Group Company is liable (or would have been liable but for the utilisation or set off of any Relief), as a result of (i) the failure by another person to pay Tax for which such other person is primarily liable and (ii) a Group Company having at any time prior to Completion been a member of the same group as, or otherwise connected or associated with or related to, such other person for any Tax purpose;

2.1.4	any Deemed Tax Liability; and

2.1.5	any costs, fees and expenses reasonably and properly incurred by the Buyer in relation to taking any action in good faith under this paragraph 2.

3.	EXCLUSIONS AND LIMITATIONS

3.1	The Company shall not be liable for any claim under this Schedule or in respect of the Tax Warranties in respect of any Tax Liability if, and to the extent that:

3.1.1	a specific provision or reserve for it is made in the Accounts (provided such Tax Liability can be clearly identified from a review of the Accounts or the supporting calculations or notes relating to the Accounts); or

3.1.2	such Tax Liability was paid before the Completion Date and such payment was reflected in the Accounts and evidenced to the reasonable satisfaction of the Buyer; or

3.1.3	it arises in consequence of a change in the date to which a Group Company makes up its accounts or a change of any of its accounting policies, bases or practices in either case after Completion save where such changes are necessary to comply with relevant law or generally accepted accounting practices as applied before Completion because such policies, bases or practices did not previously comply; or

3.1.4	it arises in consequence of any change in legislation or any change in the rate of any Tax or any imposition of Tax or change in the published practice of any Tax Authority in each case occurring after Completion; or

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3.1.5	it has been made good by insurers or otherwise compensated for without cost to the Buyer; or

3.1.6	any Relief (other than a Buyer’s Relief) is available, or is available to a Group Company (at no cost to the Buyer) to set against or otherwise mitigate the Tax Liability; or

3.1.7	the liability would not have arisen but for any voluntary act, transaction or omission carried out by a Group Company, the Buyer or any member of the Buyer’s Group or any of their directors, employees or agents after Completion except where such act, transaction or omission was:

(a)	carried out or effected under a legal obligation entered into on or before Completion;

(b)	required by law, any regulation, financial reporting or accounting practice or requirement;

(c)	carried out at the written request of the Company;

(d)	in the ordinary course of business of a Group Company (or, as appropriate, of the Buyer or a member of the Buyer’s Group); or

(e)	one that the Buyer or the party in question could not reasonably have foreseen would give rise to that liability;

3.1.8	the liability would not have arisen but for the withdrawal or amendment by a Group Company or the Buyer after Completion of any claim, surrender, disclaimer, notice or consent made by a Group Company prior to Completion or made after Completion in respect of a period ending on or before Completion, except where such amendment or withdrawal is made to rectify any claim, surrender, disclaimer, notice or consent which was materially incorrect or invalid; or

3.1.9	the liability arises or is increased as a result of a failure or omission by or on behalf of a Group Company after Completion to make any election, claim, surrender or disclaimer, or give any notice or consent to do any other thing, in relation to Tax, the anticipated making, giving or doing of which was taken into account in computing any provision or reserve for Tax in preparing the Accounts, provided that the need to make such election, claim, surrender or disclaimer or to give any notice or consent has been notified to the Buyer in writing within a reasonable time of the need to make such election, claim, surrender or disclaimer, or to give any such notice or consent; and

3.1.10	the liability would not have arisen but for a cessation or any major change in the nature or conduct of any trade carried out by a Group Company on or after Completion.

3.2	The provisions of Schedule 6 (Limitation of Liability) to the Agreement shall apply to limit the liability of the Company under this Schedule to the extent those provisions are expressly stated to apply to this Schedule.

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SCHEDULE 8

CERTAIN REGISTRATION RIGHTS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule, expressions defined in the Agreement shall bear the same meanings unless the context otherwise requires or unless they are expressly given different meanings.

1.2	In this Schedule unless the context otherwise requires, the following terms shall have the following meanings:

Buyer Affiliate	a person who is deemed to be an affiliate of the Buyer pursuant to SEC Rule 144;

Damages	any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Buyer, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law;

Excluded Registration	(a) a registration relating to the sale or grant of securities to employees of the Buyer or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Buyer Common Stock being registered is Buyer Common Stock issuable upon conversion of debt securities that are also being registered;

Immediate Family Member	a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein

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Registrable Securities	Buyer Common Stock then held by a Buyer Affiliate whether issued in connection with this Agreement or otherwise;

Relevant Holder	any holder of Registrable Securities at the Effective Time; SEC

Rule 144	Rule 144 promulgated by the SEC under the Securities Act SEC

Rule 145	Rule 145 promulgated by the SEC under the Securities Act

Selling Expenses	all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in paragraph 2.5 of this Schedule 8; and

Selling Holder Counsel	has the meaning set out in paragraph 2.5 of this Schedule 8.

2.	COVENANTS

2.1	Company Registration

If the Buyer proposes to register (including, for this purpose, a registration effected by the Buyer for stockholders other than the Relevant Holders) the issuance or sale of any of its Buyer Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Buyer shall, at such time, promptly give each Relevant Holder notice of such registration. Upon the request of each Relevant Holder given within 20 days after such notice is given by the Buyer, the Buyer shall, subject to the provisions of paragraph 2.2, cause to be registered all of the Registrable Securities that each such Relevant Holder has requested to be included in such registration. The Buyer shall have the right to terminate or withdraw any registration initiated by it under this paragraph 2.1 before the effective date of such registration, whether or not any Relevant Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Buyer in accordance with paragraph 2.5.

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2.2	Underwriter Cutback.

In connection with any offering involving an underwriting of shares of Buyer Common Stock pursuant to paragraph 2.1, the Buyer shall not be required to include any of the Relevant Holders’ Registrable Securities in such underwriting unless the Relevant Holders accept the terms of the underwriting as agreed upon between the Buyer and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Buyer. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Buyer) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Buyer shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Buyer in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable

Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Relevant Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Relevant Holder or in such other proportions as shall mutually be agreed to by all such selling Relevant Holders. To facilitate the allocation of shares in accordance with the above provisions, the Buyer or the underwriters may round the number of shares allocated to any Relevant Holder to the nearest one 100 shares. For purposes of the provision in this paragraph 2.2 concerning apportionment, for any selling Relevant Holder that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and affiliates of such Relevant Holder, as applicable, or the estates and Immediate Family Members of any such partners, members, retired partners and retired members, and any trusts for the benefit of any of the foregoing persons, shall be deemed to be a single “selling Relevant Holder”, and any pro rata reduction with respect to such “selling Relevant Holder” shall be based upon the aggregate number of Registrable Securities owned by all persons included in such “selling Relevant Holder”, as defined in this sentence.

2.3	Obligations of the Company

Whenever the Buyer is required under this paragraph 2 to effect the registration of any Registrable Securities, the Buyer shall, as expeditiously as reasonably possible

2.3.1	prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective as promptly as reasonably practicable, and, upon the request of the Relevant Holders of a majority of the Registrable Securities then outstanding, keep such registration statement effective for a period of up to 120 days or, if earlier, until the distribution contemplated in the registration statement has been completed;

2.3.2	prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

2.3.3	furnish to the selling Relevant Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Relevant Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

2.3.4	use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Relevant Holders; provided, however, that the Buyer shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Buyer is already subject to service in such jurisdiction and except as may be required by the Securities Act;

2.3.5	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

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2.3.6	use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Buyer are then listed;

2.3.7	provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

2.3.8	promptly make available for inspection by the selling Relevant Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Relevant Holders and bound by customary confidentiality obligations, all financial and other records, pertinent corporate documents, and properties of the Buyer, and cause the Buyer’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable (as reasonably determined by the Buyer) to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

2.3.9	use its commercially reasonable efforts to (i) obtain an opinion from the Buyer’s counsel and a “cold comfort” letter and updates thereof from the independent public accountants who have certified the Buyer’s financial statements (and/or any other financial statements) included or incorporated by reference in such registration statement, in each case, in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters (including, in the case of such “cold comfort” letter, events subsequent to the date of such financial statements) delivered to underwriters in underwritten public offerings, which opinion and letter shall be dated the dates such opinions and “cold comfort” letters are customarily dated and otherwise reasonably satisfactory to the underwriters, if any, and to the participating Relevant Holders, and (ii) furnish to each participating Relevant Holder upon its request and to each underwriter, if any, a copy of such opinion and letter addressed to such underwriter;

2.3.10	notify each selling Relevant Holder, promptly after the Buyer receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

2.3.11	after such registration statement becomes effective, notify each selling Relevant Holder of any request by the SEC that the Buyer amend or supplement such registration statement or prospectus; and

2.3.12	use its commercially reasonable efforts to prevent the issuance of, or obtain the withdrawal of, any order suspending the effectiveness of the registration statement, or the lifting of any suspension of the qualification of any Registrable Securities for sale in any jurisdiction, in each case, as promptly as reasonably practicable.

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2.4	Furnish Information

It shall be a condition precedent to the obligations of the Buyer to take any action pursuant to this paragraph 2 with respect to the Registrable Securities of any selling Relevant Holder that such Relevant Holder shall furnish to the Buyer such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Relevant Holder’s Registrable Securities

2.5	Expenses of Registration

All expenses (other than Selling Expenses) incurred in connection with registrations, filings or qualifications pursuant to paragraph 2, including all registration, filing and qualification fees; printers’ and accounting fees, fees and disbursements of counsel for the Buyer shall be borne and paid by the Buyer. All Selling Expenses relating to Registrable Securities registered pursuant to this paragraph 2 shall be borne and paid by the Relevant Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.6	Delay of Registration

No Relevant Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this paragraph.

2.7	Indemnification

If any Registrable Securities are included in a registration statement under this paragraph 2, then

2.7.1	To the fullest extent permitted by law, the Buyer shall indemnify and hold harmless each selling Relevant Holder, and the partners, members, officers, directors and stockholders of each such Relevant Holder, the legal counsel and accountants for each such Relevant Holder, each underwriter (as defined in the Securities Act) for each such Relevant Holder, and each person, if any, who controls such Relevant Holder or underwriter, in each case against all Damages incurred by any such person, and the Buyer shall pay to each such Relevant Holder, underwriter, controlling person or other aforementioned person, all legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as and when such expenses are incurred; provided, however, that the indemnity agreement contained in this paragraph 2.7.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and the Buyer shall not be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Relevant Holder, underwriter, controlling person or other aforementioned person expressly for use in connection with such registration.

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2.7.2	To the extent permitted by law, each selling Relevant Holder, severally and not jointly, shall indemnify and hold harmless the Buyer, each of its directors, each of its officers who has signed the registration statement, each person (if any), who controls the Buyer, legal counsel and accountants for the Buyer, any underwriter (as defined in the Securities Act), any other Relevant Holder selling securities in such registration statement, and any controlling person of any such underwriter or other Relevant Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Relevant Holder expressly for use in connection with such registration; and each such selling Relevant Holder shall pay to the Buyer and each other aforementioned person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this paragraph 2.7.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Relevant Holder, which consent shall not be unreasonably withheld, conditioned or delayed; and provided further that in no event shall the aggregate amounts payable by any Relevant Holder by way of indemnity or contribution under this paragraph

2.7.2	and paragraph 2.7.4 exceed the proceeds from the offering received by such Relevant Holder (net of any Selling Expenses paid by such Relevant Holder), except in the case of fraud or willful misconduct by such Relevant Holder.

2.7.3	Promptly after receipt by an indemnified party under this paragraph 2.7 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this paragraph 2.7, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defence thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this paragraph 2.7 only to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party except as expressly set out in this paragraph 2.7.

2.7.4	To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this paragraph 2.7 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this paragraph 2.7 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this paragraph 2.7, then, and in any such case, such parties will contribute to the aggregate losses, claims, damages, liabilities or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions or other actions or inactions that resulted in such loss, claim, damage, liability or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, without limitation, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that:

(a)	in any such case, (A) no Relevant Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Relevant Holder pursuant to such registration statement, and (B) no person guilty of fraudulent misrepresentation (within the meaning of paragraph 11(f) of the Securities Act) will be entitled to contribution from any person that was not guilty of such fraudulent misrepresentation; and

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(b)	in no event shall a Relevant Holder’s liability pursuant to this paragraph 2.7.4, when combined with the amounts paid or payable by such Relevant Holder pursuant to paragraph 2.7.4 exceed the proceeds from the offering received by such Relevant Holder (net of any Selling Expenses paid by such Relevant Holder), except in the case of fraud or willful misconduct by such Relevant Holder.

2.7.5	Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Buyer and Relevant Holders under this paragraph 2.7 shall survive the completion of any offering of Registrable Securities in a registration under this paragraph 2, and otherwise shall survive the termination of this Agreement or any provisions of this Agreement.

2.8	Limitation on Sale or Distributions of Other Securities

Each Relevant Holder agrees, to the extent requested in writing by a managing underwriter, if any, of any underwritten public offering pursuant to a registration or offering effected pursuant to paragraph 2.1, not to sell, transfer or otherwise dispose of, including any sale pursuant to Rule 144 under the Securities Act, any Buyer Common Stock during the time period reasonably requested by the managing underwriter, not to exceed 180 days or such shorter period as the managing underwriter shall agree to; provided, however, that (i) such shorter period shall apply to all Relevant Holders who are subject to such period and (ii) if a managing underwriter of an offering releases any Relevant Holder of its obligations under this paragraph 2.8, all other Relevant Holders shall be concurrently released from their obligations under this paragraph 2.8, on a pro rata basis, in accordance with the number of Registrable Securities held by them at such time.

2.9	Termination of Registration Rights

The right of any Relevant Holder to request registration or inclusion of Registrable Securities in any registration pursuant to paragraph 2.1 shall terminate at such time as SEC Rule 144 or another similar exemption from registration under the Securities Act is available for the sale of all of such Relevant Holder’s shares without regard to volume or manner of sale limitations during a three-month period without registration.

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3.	Miscellaneous

3.1	Amendments and Waivers

Any term of this Schedule may be amended, modified or terminated and the observance of any term of this Schedule may be waived (either generally or in a particular instance, and either retroactively or prospectively) only by the unanimous consent of the Board of Directors of the Buyer; provided, however, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. The Buyer shall give prompt notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. Any amendment, modification, termination or waiver effected in accordance with this paragraph 3.1 shall be binding on all Relevant Holders, regardless of whether any such Relevant Holder has consented thereto. No waivers of or exceptions to any term, condition or provision of this Schedule, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition or provision.

3.2	Severability

In case any one or more of the provisions contained in this Schedule is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Schedule, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by Applicable Law.

3.3	Condition Precedent

As a condition precedent to the exercise of any of its rights under this Schedule each Relevant Holder agrees to execute such agreements as may be reasonably requested by the Buyer or the underwriters in connection with a registration that are consistent with or that are otherwise necessary to give effect to the terms of this Schedule. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Buyer or the underwriters shall apply to all Relevant Holders subject to such agreements pro rata based on the number of shares of Buyer Common Stock subject to such agreements.

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SCHEDULE 9

HOLDERS PROVIDING IRREVOCABLE UNDERTAKINGS

Chen Shachar
Evgeni Khazanov
Tennis Partners 2017, LLC (George Mackin)
Tennis Partners III, LLC (George Mackin)
Indian Continent Investment Limited (Unbound)
Great White Shark Opportunity Fund (GWSOF)
Verizon Ventures
SB Global Champ Fund (SoftBank Korea)
SB Next Media Innovation Fund (SoftBank Korea)
Israel Innovation Fund 2 L.P. (Ben Weiss)
Schneider Investments (M.E.G) LP
Rupert Ashe

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SCHEDULE 10DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made on 2021

BETWEEN:

(1)	SLINGER BAG INC., a Nevada Corporation whose principal address is 2709 N. Rolling Road, Suite 138, Windsor Mill, MD 21244, United States of America (the Buyer);

(2)	PLAYSIGHT INTERACTIVE LTD., a private company duly organised and validly existing under the laws of the State of Israel, with Company registration no.51-441280-8 whose principal address is 6A Hanagar Street, Hod Hasharon, Israel (the Company);

(3)	ROHIT KRISHNAN, of 53-54 Grosvenor Street, London, W1K 3HU, United Kingdom (the Shareholders’ Representative); and

(4)	[●] MERGER SUB LTD., a private company duly organized and validly existing under the laws of the State of Israel, with Company registration no.[●] (the Merger Sub),

(together referred to as the Parties).

WHEREAS:

(A)	The Parties (other than the Merger Sub) are parties to a merger agreement (the Merger Agreement) dated [●] October 2021 relating to the merger between the Merger Sub and the Company.

(B)	Pursuant to clause 2.4 of the Merger Agreement, the Buyer has nominated a subsidiary to become the Merger Sub.

(C)	Accordingly the Merger Sub has agreed to enter into this Deed of Adherence in accordance with clause 2.4 of the Merger Agreement.

NOW IT IS AGREED that with effect from the date of this Deed:

1.	Terms and expressions defined in the Merger Agreement shall, unless the context otherwise requires, have the same meanings in this Deed.

2.	The Merger Sub hereby joins in the Merger Agreement and undertakes to and covenants with the other Parties to observe, perform and be bound by the terms of the Merger Agreement with effect from the date of this Deed as if it had executed and delivered the same and was named therein as the Merger Sub.

3.	The Company and the Shareholders’ Representative each agrees to perform all its duties and to discharge its obligations under the Merger Agreement and to be bound by all the terms and conditions of the Merger Agreement as if the Merger Sub had executed and been a party to the Merger Agreement as at the date of the Merger Agreement. Without limiting the generality of the foregoing, the Company and the Shareholders’ Representative acknowledge and agrees that the Merger Sub shall be entitled to enforce its rights arising out of or in respect of the Merger Agreement.

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In witness whereof this Deed of Adherence has been executed and delivered by the Parties as a deed on the date stated at the beginning of this Deed of Adherence.

EXECUTED as a deed by [MERGER SUB]	)

acting by , a director	)	____________________________

in the presence of:	)	Director

Witness’s Signature	________________

Name:	________________

Address:	________________

________________

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EXECUTED as a deed by SLINGER BAG INC.	)

acting by , a director	)	____________________________

in the presence of:	)	Director

Witness’s Signature	________________

Name:	________________

Address:	________________

________________

EXECUTED as a deed by PLAY INTERACTIVE	)
LTD

acting by , a director	)	____________________________

in the presence of:	)	Director

Witness’s Signature	________________

Name:	________________

Address:	________________

________________

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EXECUTED as a deed by ROHIT KRISHNAN	)

in the presence of:	)	____________________________

)

Witness’s Signature	________________

Name:	________________

Address:	________________

________________

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Signed by MIKE BALLARDIE
for and on behalf of SLINGER BAG INC.

Title: CEO

Signed by CHEN SHACHAR
for and on behalf of PLAY INTERACTIVE LTD

Director

Signed by ROHIT KRISHNAN
as SHAREHOLDERS’
REPRESENTATIVE

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Signed by MIKE BALLARDIE
for and on behalf of SLINGER BAG INC.

____________________________
Title: CEO
Signed by CHEN SHACHAR
for and on behalf of PLAY INTERACTIVE
LTD	____________________________
Director
Signed by ROHIT KRISHNAN
as SHAREHOLDERS’
REPRESENTATIVE	____________________________

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APPENDIX 1

LETTER OF TRANSMITTAL

[NOTE: THE LETTER OF TRANSMITTAL FOR OPTION HOLDERS AND CONVERTIBLE LOAN NOTE HOLDERS TO BE SUBSTANTIALLY IN THE SAME, INCLUDING REPRESENTATIONS AND DOCUMENTS TO BE DELIVERED.]

This Letter of Transmittal (this “Letter of Transmittal”) is being delivered to record holders as of immediately prior to the Effective Time (whether through the Section 102 Trustee or otherwise) of shares of PlaySight Interactive Ltd., a company duly and validly organized under the laws of the State of Israel, company registration No. 514412808 (the “Company”) in connection with that certain merger agreement between (i) [●] a company organized under the laws of the State of Israel and a wholly owned subsidiary of Slinger Bag Inc., a Nevada corporation (the “Merger Sub”) and (ii) the Company dated as of October [●], 2021 (the “Merger Agreement”), by and among Slinger Bag Inc., a Nevada corporation (the “Purchaser”), the Company and Rohit Krishnan solely in his capacity as the Sellers’ Representative (the “Sellers’ Representative”) and pursuant to which the Merger Sub became a party by executing a deed of adherence in accordance with the Merger Agreement.

Pursuant to the Merger Agreement, at the Effective Time, Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”). Pursuant to the Merger Agreement, at the Effective Time, (i) each ordinary share of the Company, par value NIS 0.01 per share, each Seed Preferred Share, par value NIS 0.01 per share, each Preferred A Share, par value NIS 0.01 per share, each Preferred B1 Share, par value NIS 0.01 per share, each Preferred B2 Share, par value NIS 0.01 per share, each Preferred C1 Share, par value NIS 0.01 per share, and each Preferred C2 Share, par value NIS 0.01 per share all outstanding immediately prior to the Effective Time (each an “Share”) (ii) each option granted pursuant to the PlaySight Interactive Ltd. Employee Stock Ownership Plan outstanding immediately prior to the Effective Time and (iii), each Company Convertible Note outstanding immediately prior to the Effective Time (save for any Company Convertible Note which the Purchaser and the Company have agreed in writing shall not be converted into the right to receive shares of Purchaser as set forth in the Merger Agreement), shall be converted into the right to receive shares of Purchaser as set forth in the Merger Agreement (the “Merger Consideration”), without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger Consideration is subject to further adjustments as set forth in the Merger Agreement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

IMPORTANT: In order receive the your applicable number of shares of Buyer Common Stock representing your applicable portion of the Merger Consideration, you must deliver the following documents, to the address set forth below (to the extent applicable to you):

(i)	by no later than six (6) months after the Completion Date, a properly completed and duly signed Letter of Transmittal, including, in the case of an individual Shareholder, spousal consent and release in the form attached hereto as Exhibit A;

(ii)	a confirmation that no other share certificate is in the possession of the shareholder other than the executed share certificate which was issued electronically by the Company in the form attached to this Letter of Transmittal as Exhibit B);

(iii)	Valid Tax Certificates (as defined below);

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(iv)	copy of your ID or Passport (or if you are a corporation, company or partnership, a copy of your certificate of incorporation, organization or formation).

(vi)	applicable US tax forms:

●	For individual: W-8BEN / W-9
●	For legal entity: W-9 / W-8BEN-E / W-8IMY / W-8EXP / W-8ECI

*such forms can be downloaded from www.irs.gov

Please read the accompanying instructions carefully and then complete and return this Letter of Transmittal and other required materials by personal delivery, mail or overnight courier to the following address:

The Exchange Agent is:

[to be filled in]

THE INSTRUCTIONS IN THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED, SIGNED AND SUBMITTED. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT SUBMISSIONS WILL BE ACCEPTED.

THE UNDERSIGNED ACKNOWLEDGES AND UNDERSTANDS THAT THIS LETTER OF TRANSMITTAL CONTAINS CERTAIN COVENANTS OF THE UNDERSIGNED AS SET FORTH IN THE FOLLOWING PAGES.

NEITHER DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE NOR DELIVERY IN AN INCOMPLETE MANNER WILL CONSTITUTE A VALID DELIVERY. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL AND OTHER DOCUMENTS REQUIRED HEREUNDER IS AT THE OPTION AND RISK OF THE OWNER.

Questions, requests for assistance and for additional copies of this Letter of Transmittal may be directed to the Exchange Agent at the telephone number set forth above.

In the event the terms described in this Letter of Transmittal conflict with or are inconsistent with the provisions of the Merger Agreement or the relevant agreement appointing the Exchange Agent in connection with the Merger (the “ Exchange Agent Agreement”), the applicable provisions of the Merger Agreement or the Exchange Agent Agreement, as applicable, shall govern.

In order to receive the applicable number of shares of Buyer Common Stock representing the portion of the Merger Consideration due to you in accordance with the terms and conditions of the Merger Agreement, you are required to provide the following information:

1. Contact information. Please complete the following information regarding the contact person(s):

Contact Information

Full Name of Shareholder: _______________________________________________________

Name of Contact Person(s) (if different from above)
__________________________________________________________________

Address: ____________________________________________________________________

Email: _______________________________________________________________________

Fax: ________________________________________________________________________

Telephone #1: ________________________________________________________________

Telephone #2: ________________________________________________________________

☐ I agree to receive any written communications by email (as well as by mail or fax)

By my signature below, I hereby confirm that all communication with the Exchange Agent, the Exchange Agent, the Section 102 Trustee or the Purchaser, as applicable, regarding any portion of the Merger Consideration due to me from time to time in respect of the Merger, shall be made to the foregoing person(s), unless I inform the Exchange Agent, the Exchange Agent, the Section 102 Trustee or the Purchaser, as applicable, otherwise in writing.

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2. WITHHOLDING TAX.

ISRAELI WITHHOLDING

To the extent required under applicable law, you will be subject to withholding at source of Israeli Tax at the applicable rate prescribed by law from the payments of the Merger Consideration, unless the Exchange Agent has been provided with a Valid Tax Certificate (as defined below), exempting you, in whole or in part, from Israeli withholding Tax on the issue of shares of Buyer Common Stock representing the portion of the Merger Consideration due to you or entitling you to a reduced rate of Israeli withholding Tax on such consideration, in which case the deduction and withholding of any Israeli Tax with respect to the portion of the Merger Consideration covered by such Valid Tax Certificate shall be made only in accordance with the provisions of such Valid Tax Certificate and the balance of the payments that are not withheld shall be paid to you. If you are providing a Valid Tax Certificate, you must provide it no later than three (3) Business Days prior to the lapse of up to 180 days of Completion or an earlier date as requested in writing by the ITA.

If you are planning to obtain a Valid Tax Certificate, please make sure that it applies to your entire portion of the Merger Consideration, including, without limitation, your Pro Rata Share of the Earn Out Consideration since any withholding with respect to the Merger Consideration payable at the Completion will be calculated also on your Pro Rata Share of the Earn Out, although such amounts are not being paid to you until a later stage, if at all, unless the ITA provides different written instructions. For the avoidance of doubt, in the absence of a Valid Tax Certificate which also applies to a Person’s portion of the Earn Out Consideration, the applicable amount to be withheld from such Person’s portion of any amount payable pursuant to the Merger Agreement at Completion will be calculated also on such Person’s Pro Rata Share of the Earn Out Consideration, and will be deducted, and delivered to the ITA as provided above unless the ITA provides different written instructions.

Please also make sure that such Valid Tax Certificate will expire only after the expected last payment date of the Earn Out. If the Valid Tax Certificate expires before any of the abovementioned release dates you will need to provide a new Valid Tax Certificate in order to avoid withholding at source for Israeli Tax at the applicable rate prescribed by law for any such amounts not covered at such time by a Valid Tax Certificate.

A “Valid Tax Certificate” means a valid certificate, ruling or other instructions issued by the ITA: (A) exempting the Exchange Agent from the duty to withhold Israeli Taxes with respect such Person, (B) determining the applicable rate of Israeli Tax to be withheld from the payment due to such Person, or (C) providing any other instructions regarding the payment or withholding with respect to the applicable payments due to such Person; provided that a standard withholding certificate with respect to “Services and Assets” (“Sherutim VeNechasim”) shall be deemed a Valid Certificate.

Please consult your own tax advisor as to the specific tax implications of the any payments that may be made to you under the Merger Agreement, including the applicability and effect of the tax laws of any jurisdiction. The tax information set forth herein is for informational purposes only; shareholders are not entitled to (and should not) rely on such information and each shareholder should consult an independent tax advisor and/or consultant as such shareholder deems necessary. None of Purchaser, the Company, Merger Sub, the Surviving Company, the Exchange Agent or any of their respective affiliates, subsidiaries, directors, officers, equity holders, members, managers, partners, employees or representatives shall have any liability to a shareholder with respect to any of the tax information contained herein.

To such extent, you are required to select only one (1) of the following alternatives in respect of withholding Tax required to be deducted by the ITA:

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If your Shares have been issued upon the exercise of any Options granted to you under Section 102(b)(2) of the ITO and are held by the Section 102 Trustee pursuant to Section 102 of the Israeli Tax Ordinance, you should NOT elect one the following alternatives and your Merger Consideration, including, without limitation, your Pro Rata Share of the Earn Out Consideration and the Shareholders Representative expenses will be taxed in accordance with Section 102(b)(2) of the Israeli Tax Ordinance and Interim Options Tax Ruling received by the Company and the final Israeli Option Tax Ruling which may be obtained following Completion (to the extent applicable) (the “Final Option Tax Ruling”).

Option 1

☐

I hereby acknowledge that the withholding Tax as required under applicable Israeli Tax law (increased by the interest plus linkage differences as defined in Section 159A of the ITO for the period between Completion and the time the relevant payment is made), and calculated in NIS, may be deducted from any Merger Consideration due to me and that such withholding may be calculated also on my Pro Rata Share of the Earn Out Consideration and I do not hold and will not be obtaining a Valid Tax Certificate in respect of such Merger Consideration.

Option 2

☐ Enclosed with this Letter of Transmittal is a Valid Tax Certificate and you are hereby instructed to act as set forth in such Valid Tax Certificate.

Option 3

☐

I hereby request that the applicable portion of the Merger Consideration payable to me at the Completion be retained by the Exchange Agent on my behalf for a period of up to one hundred and eighty (180) days following the Completion (or an earlier date requested in writing by the undersigned), during which time I may obtain a Valid Tax Certificate, to provide to the Exchange Agent, ensuring that Israeli withholding Tax need not be withheld on such payment (or approving a reduced rate of Israeli withholding Tax), and following receipt of such Valid Tax Certificate and its delivery to the Exchange Agent such amounts will be released to me without deduction of any withholdings or with reduced withholdings according to the terms of such Valid Tax Certificate with respect to the portions of the Merger Consideration covered by such Valid Tax Certificate.

If I do not provide a Valid Tax Certificate at least three (3) Business Days before the lapse of one hundred and eighty (180) days following the Completion (or an earlier date requested by the undersigned), I acknowledge that the Exchange Agent shall act in accordance with Option 1 (provided that the amount withheld may be increased by the interest plus linkage differences as defined in Section 159A of the ITO for the period between Completion and the time the relevant payment is made, without any further action required on my part).

Please note that the foregoing election will be valid in respect of the portion of the Merger Consideration payable to you promptly following the Effective Date. However, to the extent that the Exchange Agent holds a Valid Tax Certificate in respect of any additional consideration received after the applicable 180- day period, the Exchange Agent will act in respect of such additional consideration as set forth in such Valid Tax Certificate, so long as it is valid on such payment date.

To the extent you will not select any of Options 1-3 above you shall be deemed to choose Option 3 above, and if you fail to submit a Valid Tax Certificate prior to the end of three (3) Business Days prior to the lapse of the 180 day period (or, with respect to post- Completion payments, ninety (90) days from the date on which such amount, or any portion thereof, is released) (or an earlier date requested in writing by you), the Exchange Agent shall treat your Merger Consideration in accordance with Option 1 above and will deduct the appropriate withholding Tax at the applicable rate required under applicable law.

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Notwithstanding the above, if your Shares have been issued upon the exercise of any Options granted to you under Section 102(b)(2) of the Israeli Tax Ordinance and are held by the Section 102 Trustee pursuant to Section 102 of the Israeli Tax Ordinance, you will be subject to withholding at source for Israeli Tax at the rate prescribed under Section 102(b)(2) of the Israeli Tax Ordinance and by the Interim Options Tax Ruling and the final Israel Option Tax Ruling which may be obtained following Completion, from the payment of the Merger Consideration attributable to you, and the release of such payment to you shall be made in accordance with the terms of such ruling(s). The release of your portion of the Merger Consideration maybe delayed to comply with the provisions of such ruling(s) and the statutory holding period under Section 102 of the Israeli Tax Ordinance.

Please note that if you would like to benefit from a tax ruling, you will need to sign the consent form to such ruling, in such form as will be provided to you following receipt of the ruling.

3.	SHARE CERTIFICATES.

As a condition to receiving your portion of the Merger Consideration in respect of your Shares, you are required to submit together with this Letter of Transmittal a written confirmation that other than the executed share certificate(s) representing your Shares (the “Share Certificates” or “Certificates, which was issued to you electronically by the Company, you own no other share certificate (“Confirmation”). Delivery of the Confirmation will be effected only upon receipt by the Exchange Agent at the address listed above.

Please also complete the following table:

DESCRIPTION OF SHARES
Name(s) of Registered Holder(s)	Certificate(s) Surrendered (Use Separate Line for Each)
(Please fill in exactly as name(s) appear(s) on certificate(s))	Share Certificate No(s).	Number of Issued Shares Represented by Certificate

4. EFFECTIVENESS. This Letter of Transmittal shall become effective on the later of (a) the Effective Date, and (b) the date of this Letter of Transmittal. For the avoidance of doubt, this Letter of Transmittal shall be null and void if the Merger Agreement is terminated in accordance with its terms and the Requisite Documents delivered hereunder shall be promptly returned to the undersigned.

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5. ACKNOWLEDGEMENTS. The undersigned understands, acknowledges and agrees that in signing this instrument, the undersigned hereby:

(A) accepts the applicable portion of the Merger Consideration in full satisfaction of all rights that the undersigned may have pursuant to the Company’s Charter Documents, as amended, in respect of the undersigned’s Shares;

(B) acknowledges and agrees that such portion of the Merger Consideration is in lieu and waiver of any other consideration that the undersigned might claim under the Company’s Charter Documents, as amended, and any claim or objection that the undersigned might make arising out of any amount being paid to other Holders or employees of the Company in connection with the Transactions;

(C) terminates and waives any right that the undersigned may have (whether now or in the future) under, all agreements related to the issuance of the Company’s equity to which the undersigned and the Company are parties (if any), including, without limitation, any investor rights agreements, voting agreements, option agreements, warrants and similar agreements;

(D) consents (to the extent that the undersigned has not already consented) to the consummation of the Merger and the without regard to, and prior to the expiration of, any notice periods that may be required by the terms of any instrument or agreement for the benefit of the undersigned in connection with the Merger and the transaction contemplated thereunder;

(E) irrevocably names, constitutes and appoints pursuant to clause 27 of the Merger Agreement and the terms included therein ROHIT KRISHNAN (or such replacement Shareholders’ Representative as may be appointed in accordance with the provisions of clause 27 of the Merger Agreement), the Sellers’ Representative, as the undersigned’s true and lawful agent and attorney-in-fact, with full power of substitution, to act on behalf of the undersigned in connection with, and to facilitate the consummation of the Merger and the other transactions contemplated by the Merger Agreement. In connection with the foregoing, the undersigned hereby authorizes the Sellers’ Representative, in accordance with all relevant provisions of the Merger Agreement, including to give and receive notices and communications, to authorize payments, to object to such payments, to agree to, negotiate, enter into settlements and compromises and comply with orders of courts and awards of arbitrators (if applicable) with respect to the Merger Agreement or the transactions contemplated thereby, to agree to amendments to the Merger Agreement and to take all other actions that are (i) necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, (ii) permitted by the Merger Agreement to be taken by the Sellers’ Representative or (iii) specifically mandated by the terms of the Merger Agreement. The foregoing agreements are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that the undersigned may have to the contrary;

(F) consents and agrees to be bound by the indemnification provisions in Article 4.8 of the Merger Agreement;

(G) acknowledges and agrees that he, she or it has received, read and reviewed with its counsel and other advisors the Merger Agreement;

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(H) recognizes and acknowledges that the Confidential Information (as such term is defined in the Merger Agreement) is a valuable, special and unique asset of the Company. As a result, from and after the Completion, the undersigned will not, without the prior written consent of the Company, for any reason divulge to any third party or use for its own benefit, or for any purpose other than the exclusive benefit of Purchaser and any member of the Buyer’s Group, any Confidential Information; provided, however, that the undersigned may reveal the Confidential Information to its accountants, counsel or lenders (i) who need to know such Confidential Information, (ii) who are informed by such party of the confidential nature of such Confidential Information, and (iii) who agree in writing to be bound by the terms of this Agreement or are bound by other comparable duties of confidentiality with respect to such Confidential Information. In addition, notwithstanding the foregoing, if the undersigned (or any of its affiliates) is compelled to disclose Confidential Information by Court Order, to the extent permitted by Applicable Laws, the under shall promptly so notify the Company so that Company may seek a protective order or other assurance that confidential treatment of such Confidential Information shall be afforded, and the undersigned shall reasonably cooperate at the expense of the Company with the Company and its subsidiaries in connection therewith. If the undersigned (or any of its affiliates) is so obligated by Court Order to disclose Confidential Information, it/he/she or they, as applicable will disclose only the minimum amount of such Confidential Information as is necessary for such Person to comply with such Court Order.

(I) acknowledges that the restrictive covenants set forth in sub-sections (A) – (H) above (the “Restrictive Covenants”) are reasonable and necessary to protect the legitimate interests of Purchaser and Purchaser’s affiliates, that the duration and scope of the Restrictive Covenants are reasonable given the global geographic scope of the Business, and that Purchaser would not enter into the Merger Agreement but for the agreement of the undersigned to be bound by the Restrictive Covenants. The Restrictive Covenants are independent of any other provision in this Letter of Transmittal.

If any covenant contained in sub-sections (H) and (I) above or any part thereof is hereafter construed by a court having jurisdiction to be invalid or unenforceable, the same shall not affect the remainder of such covenant or any other covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to modify such covenant to the least extent necessary to render it enforceable and, in its modified form, said covenant shall then be enforceable and, in the event any provision is deemed invalid or unenforceable, each party will request such modification by the applicable court. The undersigned shall not assert that such restrictions should be eliminated in their entirety by such court; and

(J) effective for all purposes as of the Effective Time, the undersigned (in his, her or its capacity as a Holder, director, officer, or agent of the Company), voluntarily, knowingly and irrevocably releases and forever discharges the Company and its affiliates, and each of their respective representatives from any and all actions, amounts, Claims, Damages, expenses, Losses and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Completion, except for the rights of the undersigned expressly provided in the Merger Agreement and the other Transaction Documents or arising under or related to the releasing party’s employment agreement or engagement contract, if applicable.

6. REPRESENTATIONS. The undersigned hereby represents, warrants and covenants to each of the Company, Purchaser, Merger Sub and the Sellers’ Representative that, as of the date hereof:

(A) the undersigned has all necessary power and authority (and, (i) if the undersigned is an individual, full legal capacity, or (ii) if the undersigned is a corporation, partnership or limited liability company, it is duly formed, validly existing and in good standing (where such concept exists) under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to execute and deliver this Letter of Transmittal, to surrender, sell, assign and transfer the Shares represented by the Certificate(s) or Lost Shares Confirmation surrendered hereby, and to deliver the Certificate(s) or Lost Shares Confirmation representing such shares, in each case to the extent applicable;

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(B) the execution and delivery by the undersigned of this Letter of Transmittal, the performance by the undersigned of its obligations under this Letter of Transmittal and the consummation of the transactions contemplated hereby (i) have been duly and validly authorized by all necessary action (including, if the undersigned is a corporation, partnership, limited liability company, trust or other entity, action by the board of directors or other governing body of the undersigned), and (ii) no other action is required to authorize the execution, delivery and performance of this Letter of Transmittal and the consummation by the undersigned of the transactions contemplated hereby; and (iii) will not result in any breach of any contract or other agreement to which it is a party or by which it is bound and in the case of a corporation, partnership or limited liability company, will not result in any breach of any provision of its constitutional documents;

(C) this Letter of Transmittal has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid, and binding obligation of the undersigned; the performance of such Holder’s obligations under the Letter of Transmittal

(D) the undersigned is the sole record and beneficial owner of, and has good and marketable title to, the Shares set forth in section 3 above and which are represented by the Certificate(s) or Lost Shares Confirmation surrendered hereby, as applicable, in each case free and clear of all Encumbrances;

(E) the undersigned has not granted any interest in the Shares represented by the Certificate(s) or Lost Shares Confirmation surrendered hereby;

(F) the undersigned’s surrender of the Certificate(s) or Lost Shares Confirmation and the Shares represented by such Certificate(s) Lost Shares Confirmation, as applicable, hereby is irrevocable;

(G) the undersigned (i) if outside of the United States is not a “U.S. person” (within the meaning set out in Regulation S under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”)) or (ii) if inside the United States, is either an Accredited Investor (within the meaning set out in Regulation D under the Securities Act) or a “qualified institutional buyer” (as such term is defined in the Rule 144A under the Securities Act);

(H) the undersigned has not undertaken on behalf of the Company or its Subsidiaries any obligation for the payment of any fees or expenses of any investment banker, broker, finder or similar party with respect to the Merger Agreement or in connection with the transactions contemplated by the Merger Agreement;

(I) the undersigned has reviewed with the undersigned’s own tax and other advisors the tax consequences of the sale of the Shares hereunder and the transactions contemplated hereby and is relying solely on such advisors and not on any statements or representations of the Company or any of its officers, directors, Holders, partners, members, affiliates, advisors or agents, Purchaser or any of its officers, directors, equityholders, partners, members, affiliates or agents or the Sellers’ Representative or any of its officers, directors, equityholders, partners, members, affiliates or agents. The undersigned understands that the undersigned (and not the Company, Purchaser, Merger Sub or Sellers’ Representative) shall be solely responsible for the undersigned’s own tax liability that may arise as a result of the transactions contemplated hereby; and

(J) (i) it is not bankrupt or insolvent or unable to pay its debts as they fall due within the meaning of any applicable bankruptcy legislation; (iii) it shall comply with any applicable Tax Ruling.

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7. FURTHER ASSURANCES. The undersigned will, upon request, execute any additional documents necessary or desirable to complete the sale, transfer and cancellation of the shares represented by the Certificate(s) or Lost Shares Confirmation hereby delivered, if any.

Statement

By his/her/its signature below, the undersigned hereby declares that he/she/it has read this Letter of Transmittal and hereby instructs the Exchange Agent, the Section 102 Trustee and the Purchaser, as applicable, to act as set forth herein.

All authority herein conferred or agreed to be conferred by this Letter of Transmittal shall survive the death or incapacity of the undersigned, and any obligation of the undersigned under this Letter of Transmittal shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns of the undersigned. The surrender of Shares on the terms of this Letter of Transmittal as of the Effective Time is irrevocable.

PLEASE SIGN HERE

Signature

Print Name

ID / Passport

Telephone

Email

Date

* Must be signed by a registered or beneficial holder(s) exactly as name(s) appear(s) on share certificate(s).

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EXHIBIT A

FORM OF SPOUSAL CONSENT

To: PLAYSIGHT INTERACTIVE LTD.

Ladies and Gentlemen:

I refer to that certain Agreement for the Merger between a wholly owned subsidiary of Slinger Bag Inc. a Nevada corporation (the “Purchaser”) and Playsight Interactive Ltd (the “Company”) dated as of October [●], 2021 (the “Merger Agreement”) by and among the Purchaser , the Company and ROHIT KRISHNAN solely in its capacity as the Sellers’ Representative (the “Sellers’ Representative”), pursuant to which [●] Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of Purchaser (“Merger Sub”) became a party by executing a deed of adherence in accordance with such agreement and pursuant to which, inter alia, at the Effective Time, Merger Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”) I, the undersigned, being the spouse of the shareholder listed on the signature page hereto (the “Shareholder”), hereby irrevocably acknowledge, consent and represent to you, in connection with the Merger Agreement, as follows:

1.	I acknowledge and hereby approve and accept all the terms and conditions of the merger agreement, as executed by or on behalf of my spouse, pursuant to which by virtue of the Merger, (i) each outstanding share of the Company (collectively, the “Shares”) of the Shareholder, shall be cancelled and extinguished and be converted automatically into the right to receive shares of common stock of the Buyer as set forth in the Merger Agreement.

2.	I hereby irrevocably agree that any community property interest I may have together or jointly owned with the shareholder will be subject to the indemnity obligations of the Shareholder in accordance with and subject to the terms of the Merger Agreement, and I will be similarly bound by the Merger Agreement as to such community property.

3.	I hereby confirm that any proxy and power of attorney granted by the Shareholder in connection with the merger agreement and the other documents and instruments ancillary thereto is deemed to be also granted on my behalf.

4.	I understand and acknowledge that the purchaser, merger sub, the Company and other Holders, are entering into the Merger Agreement in reliance upon my execution of this letter. My agreement shall be irrevocable and shall survive my bankruptcy, death, adjudication of incompetence or the like.

5.	By signing this written consent, I hereby confirm that I have been provided an opportunity to ask questions and receive information regarding the Merger Agreement and the transactions contemplated thereby, and i am executing this letter of my own free will and after being independently made fully aware of my rights.

6.	This written consent shall be governed by, and construed in accordance with, the laws of the state of Israel, without giving effect to any choice of law or conflict of law rules or provisions.

-Signature Page Follows-

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IN WITNESS WHEREOF, the undersigned has executed this written consent as of the date written below.

Signature of Spouse:

Name of Spouse:

ID No.:

Address:

Facsimile:

Email:

Name of Seller:

Date:

[Signature Page - - Spousal Consent]

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EXHIBIT B

LOST SHARES CONFIRMATION

Whereas, the undersigned is the legal owner of ______________ [Ordinary Shares nominal value NIS 0.1 per share/ Seed Preferred Shares/ Preferred A Shares/ Preferred B1 Shares/ Preferred B2 Shares/ Preferred C1 Shares/ Preferred C2 Shares] nominal value NIS 0.0001 per share (the “Shares”) of Playsight Interactive Ltd.. (the “Company”);

Now, therefore, the undersigned hereby acknowledges, confirms, represents and warrants to the company that:

1.	The undersigned has no share certificate, other than the share certificate that was issued electronically by the Company (the “Share Certificate”), and it has not sold, assigned, pledged, endorsed, subjected to a security interest, transferred, deposited under any agreement, or hypothecated, the Share Certificate(s) in whole or in part, or signed any power of attorney or other authorization of any kind to do the same which is now outstanding and in force, or otherwise disposed of same; the company is entitled to full and exclusive possession of the Share Certificate(s) and no person, firm, corporation, agency or government other than the undersigned has asserted any right, title, claim, equity or interest in, to or respecting the said Share Certificate(s).

2.	The undersigned shall indemnify and hold harmless the company, its shareholders, officers, directors and/or its successors in title from and against all claims, actions, demands, liabilities, costs, charges, and expenses that may be brought against, or incurred by the Company, its shareholders, officers, directors and/or its successors in title arising out of or in connection with the Share Certificate(s).

The undersigned hereby confirms that the foregoing statements are true and to the best of the undersigned’s knowledge, information, and belief.

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IN WITNESS WHEREOF, the undersigned executed this Confirmation of Lost Share Certificate as of the date set forth below.

[                      ]

By:
Name:
Date:

[Signature Page - Confirmation of Lost Share Certificate]

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